Exhibit 99.1
6 August 2015

KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

HALF-YEAR RESULTS FOR THE PERIOD ENDED 30 JUNE 2015
STRONG 9.1% NAV GROWTH AND 25% INCREASE IN QUARTERLY DIVIDEND

Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in direct real estate and real estate loans in Europe, today announces its unaudited half-year results for the period ended 30 June 2015 (the “Period”).

	30 June 2015	30 June 2014[1]	Change (%)
Net operating income (“NOI”) (£m)	130.9	61.3	114
Net profit after taxation (£m)	149.3	24.2	517
EPRA earnings (£m)	25.5	2.8	811
EPRA earnings per share (p)	18.9	4.3	340
Basic earnings per share (p)	110.2	37.6	193
DPS paid (p)	15.0	-	Na
Quarterly DPS announced (p)	10.0	2.0	400
	30 June 2015	31 December 2014	Change (%)
EPRA NAV (£m)	1,511.3	1,382.4	9.3
Basic NAV (£m)	1,513.1	1,389.9	8.9
EPRA NAV per share (p)	1,114.5	1,021.8	9.1
Basic NAV per share (p)	1,115.8	1,027.4	8.6
Valuation uplift (£m)	120.6	57.9	108
Net debt (£m)	689.5	111.6	518
Loan to value (LTV) (%)	31.1	7.5	23.6pp

Operational highlights in the Period:

•	Strong operational results with like-for-like portfolio valuation surplus of £104.5 million (+7.6%), like-for-like NOI growth +3.2%

•	Solid asset management progress contracting £5.0 million of annualised NOI in the Period, with 105 leasing transactions across 408,100 sq ft

•
Portfolio value at £2,218.8 million across 279 properties through acquisitions (£638.6 million across 173 properties and two loan portfolios, yield on cost of 7.1%2) and total valuation surplus of £120.6 million (+5.6%)

•	Took title to two office buildings converting loans to direct real estate worth £62.8 million

Financial highlights in the Period:

•	+9.1% increase in EPRA NAV per share to 1,114.5 pence (Dec-14: 1,021.8 pence)

•	+25% increase in interim quarterly dividend to 10.0 pence per share or 40.0 pence per share annualised going forward; total of 15.0 pence per share, or £20.3 million of dividends paid in the Period

•	Successful issue of debut £300.0 million senior unsecured bond in June 2015 and simultaneous rating by Standard and Poors of BBB for both the Company and the bond

Post Period end achievements:

•
£228.4 million in acquisitions completed since 30 June 2015, including a portfolio of nine offices across the South East for £211 million reflecting a yield on cost of 8.0%, taking annualised NOI to £149.2 million and the portfolio value to £2,449.6 million

Charlotte Valeur, Chair of Kennedy Wilson Europe Real Estate Plc, commented:

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“These solid financial results demonstrate significant progress across the business both operationally and in delivering both NAV and earnings growth. The team continues to secure sustainable and cash flow accretive acquisition opportunities. As part of our total shareholder return strategy of income and capital growth, we have grown the quarterly interim dividend a further 25% over the previous quarter to 10.0 pence per share.”
Mary Ricks, President and CEO of Kennedy Wilson Europe, added:
“Our active investment and asset management initiatives are bearing fruit with excellent first half operational metrics driving robust financial results with more to come. I’m particularly pleased with our ability to generate value across our like-for-like portfolio both in terms of NOI growth and our valuation surplus.
“A key milestone in the Period was securing our debut £300 million unsecured bond, which saw both the bond and the Company achieve a BBB rating from Standard & Poors, a fantastic achievement for a business as young as ours, allowing us to diversify our funding sources and extend our debt maturities.
“The team continues to source the right investment opportunities with value enhancing potential. The combination of our financing capacity and future disposal pipeline will allow us to recycle capital and deliver on our investment pipeline.”

Notes:

1.	Period from date of incorporation on 23 December 2013 and ending on 30 June 2014

2.	Excluding vacant assets and loans Pioneer Point (UK), Puerta del Sol and Postigo (Spain)

Dividend
The directors of the Company have resolved to pay an interim quarterly dividend of 10.0 pence per share.

Dividend event	Declared	Ex-dividend	Record	Payment
Date	6-Aug-15	13-Aug-15	14-Aug-15	28-Aug-15

For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/Richard Sunderland/Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

Results presentation, audio webcast and conference call today
A results presentation and audio webcast/conference call is being held today at 12:00pm BST at:
FTI Consulting
200 Aldersgate
Aldersgate Street
London EC1A 4HD

In addition, the presentation will be available to download from the Company’s website www.kennedywilson.eu

To participate in the call, please dial:

From United Kingdom / International: +44(0)20 3427 1910
From Ireland: +353(0)1 2465603
From US: +1646 254 3361
Participant Password: 2989306
Event title: Kennedy Wilson Europe Half Year Results
The live audio webcast will be available on the Company’s website www.kennedywilson.eu

About Kennedy Wilson Europe
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio of £2.4 billion is primarily invested across office and retail in the UK

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and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com

Cautionary Statement and Forward Looking Statements
This announcement has been prepared for, and only for the members of the Company, as a body, and no other persons. The Company, its directors, employees, agents or advisers do not accept or assume responsibility to any other person to whom this document is shown or into whose hands it may come and any such responsibility or liability is expressly disclaimed. By their nature, the statements concerning the risks and uncertainties facing the Company and/ or the Group in this announcement involve uncertainty since future events and circumstances can cause results and developments to differ materially from those anticipated. This announcement may contain certain forward-looking statements with respect to Kennedy Wilson Europe Real Estate Plc (the “Company”) and its subsidiaries (together, the “Group”), and the Group’s financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as at the date of this announcement. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. Nothing in this announcement should be construed as a profit forecast.

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Chair’s introduction
On behalf of the Board, I am pleased to present our half-year results for 2015 where the team has delivered both strong operational and financial performance. With £638.6 million of transactions completed in the first half of the year and a portfolio now standing at over £2,218.8 million, we have created a solid base to optimise our strong asset management skills and expertise. We have already seen the evidence of this in both earnings and dividend growth during the Period. The recent successful issue of our debut £300.0 million unsecured bond in June 2015 and simultaneous rating by Standard and Poors of BBB for both the Company and the bond were commendable achievements and enable us to access the unsecured debt capital markets and diversify our funding sources.
Results
The Group delivered EPRA NAV of £1,511.3 million or EPRA NAV per share of 1,114.5 pence. The portfolio value movement is primarily owing to acquisitions and valuation surplus of £120.6 million. EPRA earnings per share were 18.9 pence per share (£25.5 million) and basic earnings per share were 110.2 pence per share.
Dividends
Today the Board is pleased to announce a quarterly interim dividend of 10.0 pence per share or 40.0 pence annualised. Since the IPO in early 2014, we have delivered strong, quarter-on-quarter growth in dividends, a testament to the accretive and sustainable cash flows the portfolio generates.
The quarterly dividend of 10.0 pence per share will be paid on 28 August 2015 to shareholders on the register at the close of business on 14 August 2015. Over the Period, dividends of 15.0 pence per share, or £20.3 million were paid.
The Board is comfortable that the business has reached a sustainable dividend level at £53.8 million or 40 pence per share annually, which implies an attractive dividend yield of 3.4%. This provides the right balance between portfolio optimisation, organic NOI growth and future investment opportunities. The Board will continue to monitor the pay-out level as we strive to grow portfolio cash flows.
Significant progress since inception
Nearing 90 employees in the investment management group, KWE now has access to professionals across asset management, development, investment, and finance and operations roles, in the UK, Ireland, Spain and Jersey. This enables us to execute and manage investments of both scale and complexity. Our focus remains on:

•	Successfully and prudently deploying shareholders’ capital

•	Ensuring an efficient capital structure

•	Employing accretive asset management initiatives, and

•	Growing current income with a focus on long term value creation
Efficient capital structure
The Board undertakes a regular review of the appropriate mix of debt and equity in the business and the potential impact on delivering targeted returns and business plans. At 30 June 2015, the total debt drawn was £1,159.8 million, compared with £553.5 million at 31 December 2014. The main contributors being £337.8 million of vendor debt facilities to fund the Gatsby portfolio acquisition, together with the issuance of a seven year £300.0 million 3.95% unsecured bond in June 2015. This coupon reduced to a blended rate of 3.35% as a result of the Group entering into swap arrangements to convert 50% of the proceeds into Euros. Both the Company and the bond are rated BBB (outlook stable) by Standard and Poors, positively reflecting on the financial strength of KWE.
As part of managing our debt maturities the seven year tenure of the bond has contributed to extending the weighted average term to maturity from 4.9 years to 5.3 years. The weighted average cost of debt stood at 2.78% and LTV was 31.1% at Period end.
Asset management achievements
Strong asset management progress over the Period saw £5.0 million of incremental annualised NOI added through 105 leasing transactions across 408,100 sq ft. Occupancy (by ERV) stands at 96.8%, an increase of 3.31 percentage points over year-end, the WAULT stands at 8.1 years (9.6 years to expiry).
Over the Period, we pre-let the entirety of our Baggot Plaza, Dublin 4 development to Bank of Ireland at a headline rent of €47.50 psf, setting a new benchmark in this cycle for large space occupiers. This letting also had a positive valuation impact across the larger single tenant buildings in our Dublin CBD office portfolio. We expect to deliver the building to

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Bank of Ireland in summer 2016. The pro forma occupancy and WAULT as a result of this transaction increases to 97% and 8.5 years (10.1 years to expiry).
Disposals of £32.3 million where completed during the period delivering a return on capital (ROC) of 25.8%. The average hold period was just 10.2 months as asset management initiatives deliver against business plans.
The Board
The Board works closely with KW Investment Management Ltd (“the Investment Manager”) and its advisors to achieve a high standard of governance, which remains a key priority. The Company is a member of EPRA, the European trade body for listed real estate securities, and is following EPRA’s Best Practice Recommendations (“BPRs”) for reporting disclosure. In addition, KWE is a member of the Association of Investment Companies (“AIC”) and adheres to the AIC Code of Corporate Governance, which is endorsed by the FRC and meets the Group’s obligations in relation to the UK Corporate Governance Code 2012.
Outlook
The real estate investment market remains competitive but KWE’s unique blend of debt and equity skills, strong market relationships, multi-sector and multi-jurisdiction approach driving pricing discipline and a high quality management team across the UK, Ireland, Jersey and Spain, allows us to capitalise on attractive opportunities to deploy capital accretively. The general environments in the UK and Ireland are positive; investment in key cities remains attractive, especially for offices as well as selected residential and retail properties. In Spain, we see increasing opportunities and continue to look at other European markets, such as Italy. We are confident in our ability to deliver value increases and strong returns for shareholders.

Notes:
1. Occupancy at 31 December 2014 has been restated to 93.5% from 90.9% to exclude Baggot Plaza as a development asset
Investment Manager’s Review
Our progress and outlook
2015 has seen the continuation of our strategy to deliver both long term income growth and capital appreciation through intensive asset management.
The £2,218.8 million property portfolio comprises 252 directly owned assets with a total area in excess of 9.1 million sq ft (area excluding loans, hotels and development assets), a portfolio value of £1,941.7 million and a further five loans secured by 27 assets, with a value of £277.1 million.
Our pan-European reach and multi-sector approach, together with our ability to execute debt and equity transactions, means we are well placed to capitalise on investment opportunities that are not available to KWE’s listed peers. Our pipeline of opportunities is sourced from government asset management agencies and financial institutions continuing to deleverage complicated financial structures or bankruptcies and off-market opportunities based on our established relationships.
Our strong risk/return pricing discipline is driven by our multi-sector, multi-jurisdiction mandate which utilises our local teams ensures we continue to identify attractive investment opportunities across the cycle.
Investments
We completed £638.6 million of acquisitions across 173 properties and two loan portfolios. We also successfully completed the conversion of loans to direct real estate, with two assets worth £62.8 million. We believe the activity in the loan market through both primary and secondary trades will continue to provide attractive opportunities to capitalise on our asset via loan (AVL) strategy.

Table 1: 2015 Acquisitions

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Name	Sector	Purch. date	Net purch price (£m)	Cap value (£ psf)	YOC (%)	Avg rent (£ psf)	WAULT (years)	EPRA Occup’y (%)
Gatsby, UK	O/I/R	30-Jan	480.7	153	6.9	11.3	9.5	98.3
Gardner House, IE	Office	11-Feb	Nil	452	6.9	28.1	3.4	100.0
Park Inn loans, UK	NPL	16-Feb	61.9	Na	9.4	Na	Na	Na
Pioneer Point, UK	NPL	18-May	68.5	Na	Na	Na	Na	Na
Puerta del Sol, ESP	Dev	13-May	22.0	609	Na	Na	Na	Na
Postigo, ESP	Dev	11-Jun	5.5	131	Na	Na	Na	Na
Times Building, IE	Office	30-Jun	Nil	390	5.4	28.0	9.9	90.0
2015 total			638.6	189	7.12	14.4	9.2	98.1

Table 2: Portfolio statistics at 30 June 2015

Sector	Area (m sq ft)	No. of assets	YOC (%)	Portfolio value(1) (£m)	Capital value (£psf)	EPRA NIY (%)	WAULT (years)	EPRA Occup’y (%)
Office	2.6	42	6.5	868.3	328.1	5.7	6.5	96.8
Retail	2.5	134	6.7	532.4	209.9	6.2	10.4	97.1
Industrial	3.0	32	7.5	175.1	58.6	6.5	5.6	99.3
Residential (PRS)	0.3	2	4.4	72.6	223.7	4.2	Na	89.5
Leisure	0.6	35	6.9	133.7	210.8	6.2	12.3	97.1
Property total	9.1	245	6.6	1,782.1	195.2	5.9	8.1	96.8
Developments	Na	5	4.1	100.9	Na	Na	Na	Na
Hotels	Na	2	5.6	58.7	Na	5.1	Na	Na
Loans	Na	27	6.5	277.1	Na	5.8	Na	Na
Total/average	9.1	279	6.5	2,218.81	177.8	5.6	8.1	96.8

Notes:

1.
Third party valuations (RICS Red Book) have been undertaken by CBRE on direct property assets (other than Puerta del Sol and Postigo san Martin in Spain); loan portfolios have been fair valued by Duff & Phelps in each case at 30 June 2015

Table 3: Disposal statistics to 30 June 2015

	Area (m sq ft)	No. of assets	Sale proceeds (£m)	Sale value (£psf)	ROC (%)	WAULT (years)	EPRA Occup’y (%)
Disposals	0.6	16	32.3	40.0	25.8	1.4	47.9

We are also making progress with capital recycling on assets which have been identified for sale or where we have completed our business plans. We have received proceeds of £32.3 million from disposals which have recently completed and are targeting a future disposal pipeline of circa £300 million over the next year.

Pro forma financing capacity of £481 million, including post period end acquisitions
Our combined cash and debt facilities at Period end were £695.3 million, ensuring we can continue to make opportunistic acquisitions that support our investment strategy. This figure includes cash of £470.3 million and undrawn committed RCF of £225 million. LTV stood at 31.1%. Post Period end our pro forma financing capacity is £481.1 million and LTV stands at 37.3%.

Table 4: Financing capacity

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(£m)	30 June 2015	Post period acquisitions	Pro forma
Cash	470.3	(214.20)	256.1
Undrawn facilities (RCF)	225.0	-	225.0
Firepower	695.3	(214.20)	481.1
Total drawn debt	1,159.8	11.2	1,171.0
Net debt	689.5	225.4	914.9
Portfolio value	2,218.8	230.8	2,499.6
LTV (%)	31.1		37.3

Portfolio Management
105 lease transactions were completed over the Period, contracting incremental annualised NOI of £5.0 million allowing us to reposition assets and loans to grow income, improve covenants and enhance values. This is a significant achievement given the relatively short average hold period of the portfolio of 9.3 months.
Table 5: Asset management transactions

	No. of lease transactions	Commercial area (sq ft)	Incremental annual NOI (£m)
UK	37	254,527	0.51
Ireland	68	153,604	4.5
Total	105	408,131	5.04

	Re-gear	Rent Reviews	New leases	Other	Total
No. of lease transactions
UK	15	4	13	5	37
Ireland	1	-	67	-	68
Total	16	4	80	5	105

Commercial area (000 sq ft)
UK	103.1	30.7	70.5	50.3	254.5
Ireland	-	-	153.6	-	153.6
Total	103.1	30.7	224.1	50.3	408.1

	Re-gear	Rent Reviews	New leases	Other	Total
Incremental annual NOI (£m)
UK	0.1	0.1	0.8	(0.50)	0.5
Ireland	0.0	-	4.5	-	4.5
Total	0.1	0.1	5.3	(0.50)	5.0

Key asset management achievements

UK

•
At Norfolk House, Croydon, acquired as part of the Gatsby portfolio, four retails units are under offer, generating an additional £100,000 of NOI while two retail units on short leases have been re-geared; an office surrender and re-lease has also increased rent from £12.00 psf to £19.50 psf until 2016

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•	Previous rents have been rebased on the Gatsby high street retail portfolio, UK, and the portfolio is now rack rented; 54% of income is subject to upwards only rent reviews between 2016-2020

•
Within the UK multi-let industrial portfolio, six new leases were completed with a WAULT of 12.7 years while seven re-gears were completed, extending the term certain by 4.3 years, in total growing annualised NOI by £1.3 million

•
At 111 Buckingham Palace Road, London, commenced the extension and refurbishment of the reception with a budgeted cost of circa £7 million, due to complete in Q2 2016, ahead of significant rent reviews

Ireland

•
At Baggot Plaza, Dublin, planning permission for an additional net 37,700 sq ft was achieved, adding to the existing 91,600 sq ft building; pre-let has been agreed with Bank of Ireland for a 25-year lease (20 years term certain) to occupy the entire building at a headline rent of €47.50 psf, delivering a yield on cost of 8.6%; the main site work commenced in May with expected practical completion in summer 2016

•
At Block K Vantage at Central Park, Dublin, site works began in January 2015 to complete 166 residential units and 15,000 sq ft of commercial space in a new block adjoining the existing Vantage scheme; the project is currently on programme to complete in summer 2016

•	At Stillorgan Village, Dublin, planning has been submitted for a significant refurbishment with the aim of improving the asset and creating value

•
At Portmarnock Hotel & Golf Links, Dublin, planning for improvement works at the hotel will be submitted later in the year, with the majority of the work to be undertaken over this winter and spring; work on the golf course began in January and is on programme

Our markets
UK
With the General Election out of the way, and a majority government in place, the UK continues to show positive signs in terms of consumer confidence, employment levels and earnings growth. With this positive backdrop, the UK economy grew by 0.7% in Q2 supporting consensus forecasts of overall growth of 2.5% in 2015.
London continues to lead the recovery with forecasted 3.9% growth for 2015, according to Oxford Economics, London office employment, a key driver of office demand, is forecast to grow by 2% per annum for the next five years and office take up in Central London for H1 was 7.1 million sq ft, which is the highest since 2007, according to CBRE. This coupled with availability at a 14-year low is expected to lead to further rental growth in major submarkets.
The wider economic recovery is also helping regional office markets, with South East office vacancy now sitting at 5.1%, 190bps below its long term average of 7% and the South East is benefiting from tightening supply contributing to rental growth 5.8% in the first half of the year, according to CBRE. Office rental growth in the rest of the UK is also starting to trickle through with a 2.6% increase in H1.
Ireland
The Irish economy is continuing to gather momentum and is forecast to grow by circa 4% in 2015. Economic indicators have been strong with retail sales up sharply, unemployment dipping below 10% and consumer sentiment at a nine year high. In the Dublin property market, where 89% of our Irish portfolio is located by value, this economic growth is translating into improved occupational demand across our key sectors.
In the first half, Dublin prime office rents were up by 11%, with prime high street Zone A rents up by 10%, according to CBRE. Residential rents have also grown by an average of 5%, according to PRTB, supporting income growth at our market rented residential portfolios, while CBRE hotel data to the end of May 2015 shows Hotel RevPar up by circa 23%. All this positive rental evidence bodes well for our investment and development portfolio generally and for improving income generation with over 330,000 sq ft of rent reviews pending on our Dublin office space between now and end 2018.
Spain
Spain continues to see positive growth with revised GDP growth forecasts to 3.3% in 2015 and 2016, from 2.9% forecast for both years previously. We have also seen growing household consumption expenditure, which grew at the fastest rate among major Western European countries last year, at 2.4%, compared to the EU average of 1.3%. The drop in energy prices will support this further by boosting disposable income.
This macro level improvement, combined with a return of financing and greater occupier interest will support our strategy in the region. In retail, rents for the best-located properties are expected to increase, given increased levels of footfall and sales, underpinning our purchase of Puerta Del Sol 9 in Madrid, a high street property in an iconic area of

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central Madrid, akin to London’s Piccadilly Circus, where we have plans in place to create an institutional grade retail asset.
Positive economic trends are also supporting our strategy for converting office or older residential buildings into new residential or hotel assets, which we are undertaking with our local Spanish partner Renta Corporaciόn (economic interest: KWE: 90% Renta: 10%). Since January 2015, we have acquired three assets for a total cost of €42.7 million, with additional capex of circa €20 million.

Investment Management fee – Share Issuance
For the quarter ended 30 June 2015, based on an EPRA NAV of £1,511.3 million, a management fee of £3.8 million is payable to KW Investment Management Ltd, as investment manager to the Group. In line with the investment management agreement, this fee is payable 50% in shares (165,947) and 50% in cash (£1.9 million).
Performance fee
A performance fee is payable to KW Carried Interest Partner LP as a form of remuneration used to reward the investment manager for generating returns to shareholders. These half-year financial statements include a performance fee estimate of £5.5 million, being the Board’s best estimate of that portion of the performance fee which should be accrued as at 30 June 2015. The Board will determine any actual performance fee due for the year ended 31 December 2015 in accordance with the provisions of the investment management agreement, on the basis of the 2015 audited year-end EPRA NAV. The performance fee settlement has been included in the Share Based Payment Reserve in the balance sheet.

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Half-year statement on principal risks and uncertainties
KWE’s business, results and financial condition could be affected by a broad range of risks and uncertainties, both upside and downside. KWE’s risk profile evolves over time as a result of changes in both the external environment and the continued growth and development of our portfolio.
A description of the risks and uncertainties for the remaining six months of the financial year, in accordance with DTR 4.2.7 R, is set out below, on pages 10-11 of this announcement.
The Board has considered the risks and uncertainties and has determined that the risk register itself remains unchanged from that discussed in our Annual Report and Accounts 2014. In most cases there have been no material changes in either likelihood of crystallisation, or potential impact, of these risks or uncertainties.
There are two areas of uncertainty, however, which we are monitoring closely. These are the developments in the Eurozone, and the effect of this and the prevailing wider economic conditions on the Euro, and the potential for unpredictability in the UK fiscal regime after the general election in May and the Budget in July. The whole European situation remains volatile, with the UK one rather less so, but we are monitoring these continually.
The Annual Report and Accounts 2014 is available on our website www.kennedywilson.eu and sets out the principal risks and uncertainties facing KWE in more detail, with mitigations, on pages 38-41, together with insight into our risk management process in the Corporate Governance Statement on pages 44-67 of the same document.
Macro-economic risks
General economic conditions
Our target markets of operation show clear signs of economic recovery, but are still at an early stage of the cycle. Volatility and speed of change of asset valuations, prospect of increasing interest rates and overall health of the target market economies remain a concern. Unpredictable political events would further affect the economic, political and investment climate across Europe.
Availability and cost of finance
Reduced availability of property financing may adversely impact our ability to refinance facilities, meet financial commitments and result in weaker investor demand for real estate.
Increasing finance costs (associated with an increase in interest rates) would reduce our underlying income.
Strategic risks
Failure to implement and poor execution of the investment strategy
Poor execution of our investment strategy by the investment manager could result in a significant underperformance of our portfolio and reduce profitability.
Risks inherent in development and construction projects
Property development projects inherently carry with them planning and construction risks.
A positive letting cycle might not be met as occupiers may be reluctant to take space in our new developments upon completion.
Reputational risk
The “Kennedy Wilson” brand and its reputation is of paramount importance to the continued successful development of our business. Public criticism or other negative publicity could have an adverse impact on us by association. Any damage to the reputation of the personnel of the Investment Manager could result in potential counterparties and other third parties being unwilling to deal with us.

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Operational risks
Financial control
We have a complicated investment structure with multiple regulated funds and holding and operating subsidiaries across the UK, Jersey, Ireland, Spain, Luxembourg and the Isle of Man.
The number and complexity of bank accounts held in the multiple jurisdictions require a well-controlled accounting environment to ensure material exposure to financial loss does not occur.
Occupier demand, tenant defaults and income sustainability
Weakening occupier demand may lead to unoccupied/vacant space in our portfolio taking longer than expected to lease up, adversely affecting underlying income, rental growth and capital performance
Changing consumer and business practices, new technologies, new legislation and alternative locations may result in earlier than anticipated obsolescence of our buildings.
Asset insurance
Our property investments could suffer a major loss due to a catastrophic business event such as an environmental disaster, fire, flood, explosion, an act of terrorism or material structural defect.
Dependence on the Investment Manager
We are reliant on the Investment Manager for its expertise which drives the financial and operational performance of the Company.
The Investment Manager’s failure to attract, retain or develop its key personnel may hinder our ability to successfully pursue our investment strategy.
Regulatory and compliance risks
Regulatory risk
The Group is subject to laws and regulations in a number of jurisdictions including the UK, Jersey and Ireland. The enhanced regulated environment in which the Group operates may reduce operational flexibility and increase operational costs.
Political risk
We are incorporated and domiciled in the island of Jersey in the Channel Islands. Any actions taken by the UK Government to change tax legislation or changes to the current HMRC practices with regard to Jersey could lead to us being regarded as an “offshore fund” for UK tax purposes, or may even result in us losing our non-UK tax resident status.
Irish legislative changes affecting income and growth
If the proposal of imposition of rent controls restricting rent increases is implemented in Ireland, and there are further political and regulatory changes that affect the property sector, this could impact our ability to increase our profitability in the medium to long term.

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Financial review
Earnings per share and dividend
In the six month period ended 30 June 2015 (‘Half-year 2015’), basic earnings per share were 110.2 pence compared with 37.6 pence for the period from the date of incorporation and ending on 30 June 2014 (‘Half-year 2014’)
The Group also reports EPRA earnings per share to present the Group’s underlying operating results in order to indicate the extent to which the Group’s dividend payments to shareholders are underpinned by earnings. For the purposes of calculating EPRA earnings per share, unrealised changes in valuations, gains or losses on disposals of properties and certain other items which do not necessarily provide an accurate picture of the Group’s underlying performance are excluded. EPRA earnings per share were 18.9 pence for Half-year 2015 compared with 4.3 pence for Half-year 2014.
The Company will pay an interim dividend of 10 pence per share on 28 August 2015 (£13.6 million), to shareholders on the register at the close of business on 14 August 2015. The total dividend paid in Half-year 2015 was £20.3 million.
Actual dividend cover is 1.5 times.
Net assets
At 30 June 2015 the Group’s net assets totalled £1,513.1 million (1,115.8 pence per share) compared with net assets of £1,389.9 million (1,027.4 pence per share) at 31 December 2014.
The Group also reports EPRA NAV and EPRA NAV per share in order to provide shareholders with the most relevant information on the fair value of the assets and liabilities on an ongoing long-term basis. For these purposes, assets and liabilities that are not expected to crystallise in normal circumstances (such as the fair value of financial derivatives and deferred taxes on property surpluses) are, to the extent applicable, excluded.
EPRA NAV per share was 1,114.5 pence at 30 June 2015, compared with 1,021.8 pence at 31 December 2014, an increase of 9.1%. The following table sets out a reconciliation of the basic NAV to EPRA NAV per share.

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EPRA NAV adjustments

	30 June 2015		31 December 2014
	Unaudited		Audited
	£m	p (1)	£m	p (1)
Basic NAV	1,513.1	1,115.8	1,389.9	1,027.4
Adjusted for:
Mark-to-market of derivative financial assets	(1.8)	(1.3)	(7.5)	(5.6)
EPRA NAV	1,511.3	1,114.5	1,382.4	1,021.8

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Movement in EPRA NAV

	30 June 2015 Unaudited
	£m	p (1)
Balance at 1 January 2015	1,382.4	1,021.8
Movements:
Profit for the period after taxation	149.3	110.2
Dividends	(20.3)	(15.0)
Shares issued to partially settle investment management fee	3.4	2.5
Share based payment reserve	5.9	4.2
Revaluation reserve	1.1	0.8
Exchange and other	(10.5)	(10.0)
Balance at 30 June 2015	1,511.3	1,114.5
Note: 1. Per share amount.

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Net debt and gearing
The Group’s net debt increased to £689.5 million at 30 June 2015, compared with £111.6 million at 31 December 2014.
At 30 June 2015, the total debt drawn before unamortised borrowing costs was £1,159.8 million, compared with £553.5 million at 31 December 2014. Cash and cash equivalent balances increased from £441.9 million at 31 December 2014 to £470.3 million at 30 June 2015.
The main drivers of the increase in debt are the drawdown at 30 June 2015 of £337.8 million of the senior debt facility entered into specifically to fund the acquisition of the Gatsby mixed use portfolio, together with the issuance of a seven year £300.0 million 3.95% unsecured bond in June 2015. The coupon on the bond reduced to a blended rate of 3.35% as a result of the Group entering into swap arrangements to convert 50% of the proceeds into Euro. At the time of issuing the bond in June 2015, both the Company and the bond were rated BBB (outlook stable) by Standard and Poors.
As a result of the above transactions, the Group’s weighted average cost of debt increased from 2.36% at 31 December 2014 to 2.78% at 30 June 2015, whilst the weighted average term to maturity increased from 4.9 years to 5.3 years.
The Group’s key measure of gearing is the loan to value (‘LTV’) ratio. At 30 June 2015, the Group LTV was 31.1% compared with 7.5% at 31 December 2014, driven by the acquisition of the Gatsby mixed use portfolio and the successful launch of a £300.0 million unsecured bond. The Group LTV target is 50%, and the maximum limit is 65%, as set out in the Group’s Investment Policy.
Foreign currency exposure
The Group has portfolios of assets located in Ireland and Spain. In both of those jurisdictions the Group has drawn debt funding denominated in Euro in order to finance its assets. Exposure to exchange translation differences on Euro-denominated assets is managed through a combination of Euro borrowings and derivatives. The derivatives comprise foreign currency forward contracts and zero cost foreign currency options.
At 30 June 2015, 71% of the inputted equity value of Euro denominated assets was hedged, compared with 51.6% at 31 December 2014. This is consistent with our hedging policy. During the period the Group crystallised a gain of £5.9 million through realising certain gains on existing derivative contracts which were significantly ‘in the money’. Such gains are retained in the Foreign Currency Translation Reserve and will only be recycled into the Income Statement upon disposal of the associated Euro denominated net assets.
Cash and liquidity
Liquidity, comprising cash and undrawn facilities, totalled £706.5 million at 30 June 2015 compared with £667.5 million at 31 December 2014.
The cash and cash equivalents balance at 30 June 2015 was £470.3 million held in current accounts or in short term deposits earning an effective interest rate of 0.38%. At 31 December 2014, the equivalent balance was £441.9 million.
The major sources of cash during the period were the Gatsby senior facility in the amount of £337.8 million, and the £300.0 million unsecured bond which was issued at a discount resulting in cash proceeds of £295.2 million.
Throughout Half-year 2015 and as at 30 June 2015, the Group was in compliance with its debt covenants.

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Consolidated balance sheet
At 30 June 2015, the Group’s EPRA net assets were £1,511.3 million, representing 1,114.5 pence per share, an increase of 92.7 pence per share since December 2014.

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Summary balance sheet

	30 June 2015	31 December 2014
	Unaudited	Audited
	£m	£m
Investment and development property	1,883.0	1,219.7
Loans secured by real estate	277.1	211.0
Property, plant and equipment	58.7	59.7
Total property portfolio	2,218.8	1,490.4
Net debt	(689.5)	(111.6)
Other assets and liabilities	(16.2)	11.1
	(705.7)	(100.5)
Net assets	1,513.1	1,389.9
Adjusted for:
Mark-to-market of derivative financial assets	(1.8)	(7.5)
	(1.8)	(7.5)
EPRA net assets	1,511.3	1,382.4
EPRA NAV per share (pence)	1,114.5p	1,021.8p

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Investment and development property
At 30 June 2015, the Group’s investment and development property portfolio was valued at £1,883.0 million, compared with a valuation of £1,219.7 million at 31 December 2014. This increase reflects the significant amount of acquisitions during Half-year 2015, development expenditure and the recognition of a net revaluation gain of £112.6 million.
Investment property acquisitions in the period totalled £565.9 million, the majority of which related to the acquisitions of the Gatsby portfolio of mixed use assets in the amount of £480.7 million. Further, a number of assets which were originally acquired as loans were converted to direct real estate utilising the AVL strategy, namely Gardner House (Ireland) in February 2015 and the Irish Times Building (Ireland) in June 2015. The Irish Times Building formed part of the underlying collateral of the Elliott loan portfolio which the Group acquired in September 2014.
The net valuation gain attributed to the portfolio of UK assets totals £56.0 million (or 4.4%).
The Group continued development activities on a number of assets during Half-year 2015, primarily Block K at Central Park (Ireland) and Baggot Plaza (Ireland). The total development expenditure on these assets during Half-year 2015 was £14.1 million. On 18 May 2015 the Group announced that Baggot Plaza had been successfully pre-let in its entirety to the Governor and the Company of the Bank of Ireland. The lease entered into is for a 25-year period and contains a tenant break option at year 20. The headline rent is €47.50 psf.
The valuation gain attributed to the Irish portfolio of assets is £52.0 million. On a constant currency basis, the valuation gain is £57.3 million and, in local currency the valuation gain is €73.2 million (or 11.0%).
In December 2014 the Group acquired Santisima Trinidad 5, located in Madrid, Spain. Puerta del Sol 9 (a retail property located in Madrid city centre) was acquired in May 2015 followed by the acquisition of Postigo de San Martín 3 (a residential property located in Madrid city centre) in June 2015.
The net valuation gain attributed to the Spanish portfolio of assets is £4.6 million. On a constant currency basis, the valuation gain is £5.1 million and, in local currency the valuation gain is €6.5 million (or 14.4%).
In addition, refurbishment activities are continuing on a number of investment properties, with £8.4 million expended during Half-year 2015.
The following table reconciles the movement in the property portfolio during Half-year 2015:

Movement in property portfolio

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	Investment property	Development property	Property, plant and equipment	Total
Unaudited	£m	£m	£m	£m

Opening balance	1,182.5	35.8	59.7	1,278.0
Acquisitions	565.9	28.8	-	594.7
Disposals	(23.7)		(0.2)	(23.9)
Improvements	8.4	-	1.5	9.9
Development expenditure	-	14.1	-	14.1
Transfer between classes	(3.7)	3.7	-	-
Depreciation charges	-	-	(1.3)	(1.3)
Straight line rent	2.4	-	-	2.4
Fair value movement	92.1	20.5	1.1	113.7
Effects of translation to presentation currency	(41.8)	(2.0)	(2.1)	(45.9)
Closing balance	1,782.1	100.9	58.7	1,941.7

The total commitments associated with the Group’s development portfolio at 30 June 2015 are £25.4 million.

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Loans secured by real estate
A net revaluation gain of £6.9 million was recorded on the Group’s portfolio of loans secured by real estate during Half-year 2015.
During Half-year 2015 acquisitions of loans secured by real estate totalled £130.5 million, comprising the Park Inns loan portfolio (being a portfolio of loans secured by eight Park Inn hotels across the UK) for £61.9 million and Pioneer Point (being a loan secured by a residential property in Ilford, United Kingdom) for £68.6 million.
A number of loan assets were converted to direct real estate utilising the AVL strategy during Half-year 2015 including Gardner House (Ireland), and the Irish Times Building (Ireland). In addition, certain of the collateral on the Elliott portfolio was sold, together with certain collateral assets in the Corbo portfolio, generating aggregate cash flows of £2.4 million. Taken together, the gains resulting from the conversion of loans to directly owned real estate through the AVL strategy and the collateral sales in Elliott and Corbo portfolios generated gains on disposal in the amount of £5.0 million during Half-year 2015.
Borrowings
At 30 June 2015, facilities drawn totalled £1,159.8 million, compared with £553.5 million at 31 December 2014, an increase of £606.3 million. During Half-year 2015 the Group entered into a senior debt facility for up to a maximum of £352.3 million, which is secured over the Gatsby mixed use portfolio. The total drawdown on the Gatsby senior facility at 30 June 2015 was £337.8 million. In addition, the Group successfully issued its inaugural unsecured bond with a face value of £300.0 million, a coupon of 3.95% and a seven year term. The bond coupon reduced to 3.35% as a result of the Group entering into swap arrangements to convert 50% of the proceeds into Euro.
The key movements in the period are set out in the following table:
Movement in borrowings

30 June 2015
Unaudited
£m
Opening balance	545.9
Principal repayments	(47.2)
Drawdown of new debt	375.7
Proceeds from issuance of unsecured bond	295.2
Borrowing costs	(5.1)
Amortisation of borrowing costs	0.7
Effects of translation to presentation currency	(21.6)
Closing balance	1,143.6

The Gatsby senior facility consists of three tranches:

•	Three year floating rate (Libor +2.50%) of £116.6 million, of which £115.4 million was drawn at 30 June 2015;

•	Five year fixed rate (2.90%) of £70.7 million, of which £67.0 million was drawn at 30 June 2015; and

•	Eight year fixed rate (2.91%) of £165.0 million, of which £155.4 million was drawn at 30 June 2015.
Subsequent to 30 June 2015, a final amount of £11.2 million was drawn against the Gatsby senior facility to finance the acquisition of the remaining conditional Gatsby properties.

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On 24 June 2015, the Group successfully launched and priced a senior unsecured bond on the London Stock Exchange. The face value of the bond is £300.0 million, from which the net proceeds after discount totalled £295.2 million. At the time of launching the bond, both the Company and the bond were rated BBB (outlook stable) by Standard and Poors. The launch of the bond allowed the Group to access unsecured debt capital markets, as well as diversifying the Group’s funding sources. The Group intends to use the bond for general corporate purposes, as well as paying down certain debt.

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In addition, during Half-year 2015 the Group drew down €49.7 million (£35.6 million) of the £225.0 million multi-currency revolving credit facility (‘RCF’). The amount drawn on the RCF was fully repaid on 30 June 2015, therefore the full £225.0 million facility was available to be drawn at 30 June 2015. The RCF is due to expire in 2017 and remains undrawn at the latest practicable date prior to the publication of these half-year financial statements, being 5 August 2015.
At 30 June 2015, 74% (or £859.9 million) of outstanding debt is secured.
The pricing of the Group’s facilities is set out in Note 12 to the half-year financial statements. The weighted average cost of debt is 2.78%, with 45% of the total debt being fixed rate. The weighted average term to maturity for all debt is 5.35 years, whilst the weighted average term to maturity of the Group’s fixed rate debt is 6.93 years.
The Group’s policy is to eliminate substantially the risk associated with interest rate volatility. With respect to the Group’s floating rate debt, and taking into consideration expected maturity profiles, where the Group deems it necessary, this debt is capped using derivative contracts.
The maturity profile of the facilities is set out in the following table:
Maturity profile

Unaudited
£m
2017 (1)	225.0
2018	115.3
2019 (2)	519.9
2020	67.0
2021	-
2022	300.0
2023	155.4
2037	2.2
1,384.8
Amounts outstanding, excluding the RCF	1,159.8
Footnotes:
1. RCF of £225.0 million is due to expire in 2017. At 30 June 2015 the RCF is undrawn.
2. Two loans with combined book value of £303.9 million at 30 June 2015, expiring in 2019, each have two one-year extension options.

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Consolidated income statement
For the period ended 30 June 2015, the Group’s EPRA earnings were £25.5 million, and the EPRA earnings per share were 18.9 pence.
Summary income statement

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	Six month period ended 30 June 2015	Period from incorporation to 30 June 2014
	Unaudited	Unaudited
	£m	£m
Revenue
Rental income	64.7	7.4
Hotel revenue	8.6	-
Interest income from loans secured by real estate	6.6	1.2
Gain on sale of investment property and loan collateral	5.5	0.1
Net change in fair value of investment and development property	112.6	21.1
Net change in fair value of loans secured by real estate	6.9	0.2
	204.9	30.0
Expenses
Property operating expenses	(14.4)	(2.9)
Hotel operating expenses	(9.5)	-
Administrative and other expenses	(16.9)	(2.9)
	(40.8)	(5.8)
Net finance income/(cost)	(11.6)	0.5
Taxation	(3.2)	(0.5)
Profit for the period after taxation	149.3	24.2
Adjusted for:
Net change in fair value of investment and development property	(112.6)	(21.1)
Net change in the fair value of loans secured by real estate	(6.9)	(0.2)
Gain on sale of investment property and loan collateral	(5.5)	(0.1)
Amounts written off on acquisitions	1.2	-
	(123.8)	(21.4)
EPRA earnings	25.5	2.8
EPRA earnings per share (pence)	18.9p	4.3p

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Revenue
Rental and other income
Rental income earned during Half-year 2015 totalled £64.7 million (£55.2 million excluding service charge income and other income), compared with £7.4 million in Half-year 2014 (£7.1 million excluding service change income), an increase of £57.3 million. This reflects the full period impact of acquisitions completed between the date of launching the Company in February 2014 and 30 June 2014, as well as the impact of acquisitions which have occurred subsequent to 30 June 2014.
Acquisitions during Half-year 2015 have generated additional rental income of £15.5 million.
Service charge income collected in the period totalled £7.6 million, offset by a corresponding service charge expense recognised in the income statement.
One-off revenues, including surrender premiums and dilapidations income, totalled £1.9 million during Half-year 2015.
Hotel revenues
Hotel revenues totalled £8.6 million during Half-year 2015. Such revenues were generated from the Group’s hotel portfolio consisting of the Fairmont St Andrews Hotel in Scotland and the Portmarnock Hotel in Ireland. Both hotels were acquired in the second half of 2014.
Interest on loans secured by real estate
The total interest from loans secured by real estate during Half-year 2015 was £6.6 million, mainly related to the Avon and Park Inns loan portfolios.
Gains on disposal
During the period the Group disposed of seven properties, realising a gain of £0.5 million. The disposals were undertaken as part of the Group’s ongoing asset management activities. The impact of those disposals on rental income was not significant.
Certain real estate collateral properties in the Elliott and Corbo portfolios were either converted to directly owned properties through the AVL strategy or were sold to third parties during Half-year 2015. The gains realised on these transactions totalled £5.0 million.
Fair value gains
The net fair value gains recognised in the profit or loss for Half-year 2015 totals £119.5 million. The net unrealised fair value gain on investment and development property was £112.6 million in Half-year 2015, compared with £21.1 million in Half-year 2014.
Loans secured by real estate were fair valued resulting in a revaluation gain in the amount of £6.9 million being recognised in Half-year 2015, compared with an unrealised gain of £0.2 million recognised in Half-year 2014.
Revaluation gains associated with the hotels total £1.1 million. Such revaluation gains are not included in profit or loss; rather they are included in Other Comprehensive Income through the balance sheet.

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Expenses
Property related expenses
Property related expenses (comprising direct and administrative costs) incurred during Half-year 2015 totalled £14.4 million compared with £2.9 million during Half-year 2014. Such costs include service charge expense of £7.6 million.
Hotel operating expenses
Hotel operating expenses, which comprise costs of sales, salaries and wages, depreciation and other hotel related overheads, totalled £9.5 million during Half-Year 2015. The Group did not own any hotels during Half-year 2014.
Administrative and other costs
Total administrative and other costs incurred in Half-year 2015 were £16.9 million, including initial acquisition costs of £1.3 million relating to the loans secured by real estate portfolio.
Investment manager fees
The Investment Manager is entitled to receive a management fee at an annual rate of 1.0% of the EPRA NAV of the Company, payable quarterly. The fee is settled 50% in cash and 50% in shares. The cash entitlement is circa £3.7 million, of which £3.5 million was paid during Interim 2015. The total number of shares issued during Half-year 2015 in part settlement of the management fee was 318,679 (including shares issued in part settlement of the investment management fee payable in relation to the quarter ended 31 December 2014), and a further 165,947 will be issued on 6 August 2014 to settle the management fee for the quarter ended 30 June 2015. The fair value of those shares, being £1.9 million, has been included in the Share Based Payment Reserve in the balance sheet.
Performance fee
The performance fee is payable to KW Carried Interest Partner LP. It is a form of remuneration used to reward the investment manager for generating returns to shareholders.
These half-year financial statements include a performance fee estimate of £5.5 million, being the Board’s best estimate of that portion of the performance fee which should be accrued as at 30 June 2015. The Board will determine any actual performance fee due for the year ending 31 December 2015 in accordance with the provisions of the investment management agreement, on the basis of the 2015 audited year-end EPRA NAV. The estimated performance fee settlement has been included in the Share Based Payment Reserve in the balance sheet.
Directors’ fees
The total fees incurred and paid to Directors during Half-year 2015 was £0.2 million.
Other expenses
Other expenses which are not directly attributable to an operating segment total £2.6 million and comprise professional fees, costs associated with undertaking transactions and other overhead costs.
Net finance costs
Total interest income was £0.9 million and total finance costs incurred in Half-year 2015 were £12.5 million.
Interest expense including amortisation of loan costs
The Group’s interest expense which is included in total finance costs increased to £10.4 million during Half-year 2015, compared with £0.3 million during Half-year 2014. This increase is due to the drawdown of the Gatsby senior facility and debt which was added to certain portfolios which were unleveraged in Half-year 2014.
Also included in the net finance cost caption is amortisation of capitalised loan costs together with costs associated with the RCF and other sundry bank related costs totalling £2.1 million.
Taxation
The Group expects that its tax profile during the 2015 financial year will remain similar to its tax profile for the period ended 31 December 2014.

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Consolidated cash flow statement
A summary of the Group’s cash flows during Half-year 2015 is presented below:
Summary cash flow statement

	Six month period ended 30 June 2015	Period from incorporation to 30 June 2014
	Unaudited	Unaudited
	£m	£m
Cash flows from operating activities	56.6	24.0
Investing activities
Acquisition/improvement of investment and development property	(527.7)	(652.7)
Disposal of investment property and loans secured by real estate	26.6	-
Purchase of property, plant and equipment	(1.5)	-
Acquisition of loans secured by real estate	(130.5)	(145.9)
Cash flows used in investing activities	(633.1)	(798.6)
Financing activities
Issue of shares, net of costs	-	899.1
Proceeds from borrowings	670.9	-
Other financing	(44.7)	(25.0)
Dividends paid	(20.3)	-
Cash flows from financing activities	605.9	874.1
Net cash flow	29.4	99.5
Operating activities
Cash flows from operating activities totalled £56.6 million during Half-year 2015, compared with £24.0 million during Half-year 2014.
Investing activities
Investing activities consist of acquisitions of investment properties and expenditure on development assets of £527.7 million and acquisition of loans secured by real estate of £130.5 million.
Cash received from the sale of investment properties and disposal of loan collateral totalled £26.6 million.

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Financing activities
The primary components of financing activities include the cash received through the drawdown of the Gatsby senior debt facility of £337.8 million, the proceeds from the unsecured bond of £295.2 million, and drawdowns on the RCF of £35.6 million. The amounts drawn down on the RCF were repaid on 30 June 2015.
Dividends paid total £20.3 million in the period, being the interim dividend paid on 20 March 2015 in the amount of £9.5 million and the interim dividend paid on 29 May 2015 in the amount of £10.8 million.

Statement of Directors’ responsibilities
Each of the Directors confirms to the best of his/her knowledge:

1.
That the condensed consolidated half-year financial statements comprising the condensed income statement, statement of comprehensive income, the condensed balance sheet, the condensed statement of changes in equity, the condensed statement of cash flows and related notes 1 to 20 have been prepared in accordance with IAS 34 “Interim Financial Reporting” as adopted by the EU.

2.
That the half-year management report herein includes a fair review of the information required by the Disclosure and Transparency Rules of the United Kingdom Financial Conduct Authority (“DTR”), namely:

•
DTR 4.2.7R, being an indication of important events that have occurred during the first six months of the financial year and their impact on the condensed set of half-year financial statements, and a description of the principal risks and uncertainties for the remaining six months of the year; and

•
DTR 4.2.8R, being related party transactions that have taken place in the first six months of the current financial year and that have materially affected the financial position or performance of the entity during that period and any changes in the related party transactions described in the Annual Report 2014 that could do so.

Signed on behalf of the Board

Simon Radford        Mark McNicholas
Director            Director

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Independent auditors’ report on review of condensed consolidated interim financial statements
To: the members of Kennedy Wilson Europe Real Estate Plc
Introduction
We have been engaged by the Company to review the condensed consolidated interim financial statements in the interim financial report for the six month period ended 30 June 2015, which comprises the consolidated income statement, the consolidated statement of comprehensive income, the consolidated balance sheet, the consolidated statement of changes in equity, the consolidated cash flow statement and the related explanatory notes (the “condensed consolidated interim financial statements”).
We have read the other information contained in the interim report and considered whether it contains any apparent misstatements or material inconsistencies with the information in the condensed consolidated interim financial statements.
This report is made solely to the Company in accordance with the terms of our engagement to assist the Company in meeting the requirements of the Disclosure and Transparency Rules of the United Kingdom Financial Conduct Authority.
Our review has been undertaken so that we might state to the Company those matters we are required to state to it in this report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company for our review work, for this report, or for the conclusions we have reached.
Directors’ responsibilities
The condensed consolidated interim financial statements are the responsibility of, and have been approved by, the Directors. The Directors are responsible for preparing the half-yearly Interim Report in accordance with the Disclosure and Transparency Rules of the United Kingdom Financial Conduct Authority.
The annual financial statements of the Company are prepared in accordance with IFRSs as adopted by the EU.
The Directors are responsible for ensuring that the condensed consolidated interim financial statements of the Group are prepared in accordance with IAS 34 “Interim Financial Reporting” as adopted by the EU.
Our responsibility
Our responsibility is to express to the Company a conclusion on the set of condensed consolidated half-year financial statements in the Interim Report based on our review.
Scope of review
We conducted our review in accordance with the Financial Reporting Council’s International Standard on Review Engagements (UK and Ireland) 2410 “Review of Interim Financial Information Performed by the Independent Auditor of the Entity”. A review of interim financial information consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing (UK and Ireland) and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

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Conclusion
Based on our review, nothing has come to our attention that causes us to believe that the condensed consolidated interim financial statements in the Interim Report for the six month period ended 30 June 2015 is not prepared, in all material respects, in accordance with IAS 34 and consequently IFRSs as adopted by the EU and the Disclosure and Transparency Rules of the United Kingdom Financial Conduct Authority.
Michael Gibbons
for and on behalf of
KPMG
Chartered Accountants, Statutory Audit Firm
1 Stokes Place, St Stephen’s Green, Dublin 2, Ireland
5 August 2015

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Condensed consolidated income statement

		Six month period ended 30 June 2015	Period from incorporation to 30 June 2014 (1)	Period from incorporation to 31 December 2014 (1)
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Revenue
Rental income		64.7	7.4	51.4
Hotel revenue		8.6	-	8.4
Interest income from loans secured by real estate		6.6	1.2	6.6
		79.9	8.6	66.4

Gain on sale of investment property and loan collateral		5.5	0.1	0.4
Net change in fair value of investment and development property	9	112.6	21.1	49.3
Net change in fair value of loans secured by real estate	10	6.9	0.2	6.0
Gain on purchase of a business		-	-	1.8
		204.9	30.0	123.9
Expenses
Service charge expenses (2)		(7.6)	(0.3)	(5.0)
Employee benefit expense (3)		(3.9)	-	(3.3)
Depreciation (3)	11	(1.3)	-	(0.7)
Purchases of consumables for resale (3)		(1.1)	-	(1.1)
Professional fees		(3.2)	(0.8)	(5.6)
Investment management fee	18A(i)	(7.3)	(2.7)	(8.4)
Performance fee	18A(ii)	(5.5)	-	-
Acquisition related expenses		(1.7)	(1.2)	(3.6)
Directors’ fees	18B	(0.2)	(0.2)	(0.3)
Other expenses		(9.0)	(0.6)	(7.6)
		(40.8)	(5.8)	(35.6)
Results from operating activities before financing income and costs		164.1	24.2	88.3

Interest income from cash at bank		0.9	0.8	1.3

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Finance costs		(12.5)	(0.3)	(9.2)
Net finance (expense)/income		(11.6)	0.5	(7.9)

Profit before taxation		152.5	24.7	80.4

Taxation	7	(3.2)	(0.5)	(1.9)
Profit for the period after taxation		149.3	24.2	78.5

Earnings per share (basic & diluted)	8	110.2p	37.6p	88.0p

The accompanying notes form an integral part of these condensed consolidated interim financial statements.
Footnote:
1. Date of incorporation was 23 December 2013.
2. Investment property related costs.
3. Hotel related costs.

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Condensed consolidated statement of comprehensive income

		Six month period ended 30 June 2015	Period from incorporation to 30 June 2014 (1)	Period from incorporation to 31 December 2014 (1)
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Profit for the period after taxation		149.3	24.2	78.5

Other comprehensive income:
Items that may be reclassified subsequently to profit or loss:
Foreign operations – foreign currency translation differences		(30.4)	(0.8)	(6.6)
Hedge of net investment in foreign operations		14.2	-	6.2
		(16.2)	(0.8)	(0.4)
Items that will never be reclassified to profit or loss
Net change in fair value of property, plant and equipment	11	1.1	-	2.6
Other comprehensive income for the period		(15.1)	-	2.2

Total comprehensive income for the period, net of tax		134.2	23.4	80.7

Profit attributable to:
Owners of the Company		149.3	24.2	78.5
Non-controlling interests		-	-	-
		149.3	24.2	78.5

Total comprehensive income attributable to:
Owners of the Company		134.2	23.4	80.7
Non-controlling interests		-	-	-
		134.2	23.4	80.7

The accompanying notes form an integral part of these condensed consolidated interim financial statements.
Footnote:
1. Date of incorporation was 23 December 2013.

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Condensed consolidated balance sheet

		30 June 2015	30 June 2014	31 December 2014
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Non-current assets
Investment and development property	9	1,880.6	936.2	1,218.3
Loans secured by real estate	10	277.1	109.8	211.0
Property, plant and equipment	11	58.7	-	59.7
Derivative financial assets	13	16.2	0.3	7.5
		2,232.6	1,046.3	1,496.5
Current assets
Inventories		0.3	-	0.3
Rent and other receivables		28.4	21.5	48.2
Short term loans and receivables		-	36.5	-
Restricted cash		-	25.0	-
Cash and cash equivalents		470.3	99.5	441.9
		499.0	182.5	490.4
Total assets		2,731.6	1,228.8	1,986.9

Current liabilities
Trade and other payables		(45.4)	(29.3)	(32.5)
Borrowings	12	-	(10.3)	-
Deferred income		(28.5)	-	(16.2)
		(73.9)	(39.6)	(48.7)

Non-current liabilities
Trade and other payables		(1.0)	(3.4)	(2.4)
Borrowings	12	(1,143.6)	(192.6)	(545.9)
Derivative financial liabilities	13	-	(0.7)	-
		(1,144.60)	(196.70)	(548.30)

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Total liabilities		(1,218.50)	(236.30)	(597.00)

Net assets		1,513.1	992.5	1,389.9

Equity
Stated capital	16	1,318.3	969.1	1,314.9
Foreign currency translation reserve		(16.6)	(0.8)	(0.4)
Revaluation reserve		3.7	-	2.6
Share-based payments reserve		7.6	-	1.7
Retained earnings		200.1	24.2	71.1
Equity attributable to owners of the Company		1,513.1	992.5	1,389.9
Non-controlling interests		-	-	-
Total equity		1,513.1	992.5	1,389.9

Basic and diluted net asset value per share (Pence)	8	1,115.8p	991.4p	1,027.4p
EPRA net asset value per share (Pence)	8	1,114.5p	991.8p	1,021.8p
The accompanying notes form an integral part of these condensed consolidated interim financial statements.

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Condensed consolidated statement of changes in equity
For the six month period ended 30 June 2015

	Attributable to owners of the Company					Non- controlling interests (1)		Total equity
	Stated capital	Foreign currency translation reserve	Revaluation reserve	Share- based payments reserve	Retained earnings	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m
Opening balance	1,314.9	(0.4)	2.6	1.7	71.1	1,389.9	-	1,389.9
Profit for the period	-	-	-	-	149.3	149.3	-	149.3
Other comprehensive (loss)/income	-	(16.2)	1.1	-	-	(15.1)	-	(15.1)
Total comprehensive income for the period	-	(16.2)	1.1	-	149.3	134.2	-	134.2
Transactions with owners of the Company recognised directly in equity:
Contributions and distributions
Shares to be issued to partially settle Investment management fee (see Notes 16 and 18A(i))	3.4	-	-	0.4	-	3.8	-	3.8
Performance fee estimate (see Note 18A(ii))	-	-	-	5.5	-	5.5	-	5.5
Dividends (see Note 17)	-	-	-	-	(20.3)	(20.3)	-	(20.3)
	3.4	-	-	5.9	(20.3)	(11.0)	-	(11.0)
Total equity at 30 June 2015	1,318.3	(16.60)	3.7	7.6	200.1	1,513.1	-	1,513.1

The accompanying notes form an integral part of these condensed consolidated interim financial statements.
Footnote:
1. Non-controlling interests relate to certain development properties in Spain. At this time, such amounts are not material.

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Condensed consolidated statement of changes in equity (continued)
For the period from incorporation on 23 December 2013 to 30 June 2014

	Attributable to owners of the Company					Non- controlling interests (1)		Total equity
	Stated capital	Foreign currency translation reserve	Revaluation reserve	Share- based payments reserve	Retained earnings	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m
Opening balance	-	-	-	-	-	-	-	-
Profit for the period	-	-	-	-	24.2	24.2	-	24.2
Other comprehensive loss	-	(0.8)	-	-	-	(0.8)	-	(0.8)
Total comprehensive income for the period	-	(0.8)	-	-	24.2	23.4	-	23.4
Transactions with owners of the Company recognised directly in equity:
Contributions and distributions
Issue of ordinary shares	1,001.0	-	-	-	-	1,001.0	-	1,001.0
Share issue costs	(32.0)	-	-	-	-	(32.0)	-	(32.0)
Shares issued to partially settle Investment management fee	0.1	-	-	-	-	0.1	-	0.1
	969.1	-	-	-	-	969.1	-	969.1
Total equity at 30 June 2014	969.1	(0.8)	-	-	24.2	992.5	-	992.5

The accompanying notes form an integral part of these condensed consolidated interim financial statements.
Footnote:
1. Non-controlling interests relate to certain development properties in Spain. At this time, such amounts are not material.

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Condensed consolidated statement of changes in equity (continued)
For the period from incorporation on 23 December 2013 to 31 December 2014

	Attributable to owners of the Company						Non- controlling interests (1)	Total equity
	Stated capital	Foreign currency translation reserve	Revaluation reserve	Share- based payments reserve	Retained earnings	Total
Audited	£m	£m	£m	£m	£m	£m	£m	£m
Opening balance	-	-	-	-	-	-	-	-
Profit for the period	-	-	-	-	78.5	78.5	-	78.5
Other comprehensive (loss)/income	-	(0.40)	2.6	-	-	2.2	-	2.2
Total comprehensive income for the period	-	(0.40)	2.6	-	78.5	80.7	-	80.7
Transactions with owners of the Company recognised directly in equity:
Contributions and distributions
Issue of ordinary shares	1,352.4	-	-	-	-	1,352.4	-	1,352.4
Share issue costs	(40.1)	-	-	-	-	(40.1)	-	(40.1)
Shares issued to partially settle Investment management fee	2.6	-	-	1.7	-	4.3	-	4.3
Dividends (see Note 17)	-	-	-	-	(7.4)	(7.4)	-	(7.4)
	1,314.9	-	-	1.7	(7.4)	1,309.2	-	1,309.2
Total equity at 31 December 2014	1,314.9	(0.4)	2.6	1.7	71.1	1,389.9	-	1,389.9

The accompanying notes form an integral part of these condensed consolidated interim financial statements.
Footnote:
1. Non-controlling interests relate to certain development properties in Spain. At this time, such amounts are not material.

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Condensed consolidated cash flow statement

		Six month period ended 30 June 2015	Period from incorporation to 30 June 2014 (1)	Period from incorporation to 31 December 2014 (1)
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Cash flows from operating activities
Profit for the period		149.3	24.2	78.5
Adjustments for:
Net change in fair value of investment and development property	9	(112.6)	(21.1)	(49.3)
Net change in fair value of loans secured by real estate	10	(6.9)	(0.2)	(6.0)
Gain on purchase of a business		-	-	(1.8)
Gain on sale of loan collateral		(5.0)	-	-
Gain on sale of investment property		(0.5)	(0.1)	(0.4)
Disposal of property, plant and equipment		0.2	-	-
Net finance cost		5.5	(0.5)	1.3
Amortisation of lease incentive		(1.0)	-	(1.5)
Taxation		3.2	0.5	1.9
Depreciation	11	1.3	-	0.7
Impairment charge on accounts receivable		0.3	-	0.5
Performance fee estimate to be settled in shares	18A(ii)	5.5	-	-
Investment management fee to be settled in shares	16	3.4	-	4.2
Operating cash flows before movements in working capital		42.7	2.8	28.1
(Increase) in inventories		-	-	(0.1)
(Increase) in rent and other receivables		(9.7)	(11.3)	(10.6)
Increase in deferred rental income and service charges		12.3	14.8	16.2
Increase in trade and other payables		9.7	17.0	26.9
Cash generated from operations		55.0	23.3	60.5
Interest received		10.0	0.8	4.5
Interest paid		(8.4)	(0.1)	(4.7)
Cash flows generated from operating activities		56.6	24.0	60.3

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Investing activities
Acquisition/improvement of investment and development property (1) (2)		(527.7)	(652.7)	(905.6)
Deposits paid on investment and development property		-	-	(30.8)
Disposal of investment property		24.2	-	0.4
Purchase of property, plant and equipment	11	(1.5)	-	(0.1)
Acquisition of loans secured by real estate	10	(130.5)	(145.9)	(241.4)
Disposal of loans secured by real estate		2.4	-	36.4
Acquisition of business/subsidiary, net of cash acquired		-	-	(54.8)
Cash flows used in investing activities		(633.1)	(798.6)	(1,195.9)

Condensed consolidated cash flow statement (continued)

		Six month period ended 30 June 2015	Period from incorporation to 30 June 2014 (1)	Period from incorporation to 31 December 2014 (1)
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Financing activities
Proceeds from issue of shares (2)		-	931.1	1,282.4
Share issue costs		-	(32.0)	(39.5)
Proceeds from borrowings (3)	12	670.9	-	519.0
Repayments of borrowings	12	(47.2)	-	(163.6)
Transaction costs related to loans and borrowings		(3.1)	-	(10.2)
Derivative instruments		5.6	-	(2.9)
Increase in monies held in restricted cash		-	(25.0)	-
Dividends paid	17	(20.3)	-	(7.4)
Cash flows from financing activities		605.9	874.1	1,577.8
Net increase in cash and cash equivalents		29.4	99.5	442.2
Cash and cash equivalents at beginning of period		441.9	-	-
Tax paid		(1.4)	-	-
Foreign exchange movements		0.4	-	(0.3)
Cash and cash equivalents at the reporting date		470.3	99.5	441.9

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The accompanying notes form an integral part of these condensed consolidated interim financial statements.
Footnotes:
1. Date of incorporation was 23 December 2013.
2. On 28 February 2014, on Admission to the London Stock Exchange, the Company issued 7,000,000 shares to KW Europe Investors Ltd (a related entity) and Welford Limited (an unrelated entity) in equal portions in consideration for the acquisition of the holding company of the Tiger Portfolio of investment properties. The fair value of the shares on issue was £70.0 million.
3. On completion of the Opera acquisition and the Central Park acquisition during the period ended 31 December 2014, the Group assumed debt totalling £202.9 million.

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Notes to the condensed consolidated interim financial statements
For the six month period ended 30 June 2015
1. General information
Kennedy Wilson Europe Real Estate Plc (the ‘Company’) is a company domiciled in Jersey. These unaudited condensed consolidated interim financial statements (‘interim financial statements’) as at and for the six month period ended 30 June 2015 have been prepared and are presented in respect of the Company and its subsidiaries (together referred to as the ‘Group’).
The Company’s ordinary shares were listed on the main market for listed securities of the London Stock Exchange on 28 February 2014.
The registered office of the Company is 47 Esplanade, St Helier, Jersey, JE1 0BD, Channel Islands. The Company invests in investment and development property, hotel businesses and loans secured by real estate in Europe with the objective of generating and growing long-term cash flows to pay dividends and to enhance capital values through focused asset management and strategic acquisitions.
The interim financial statements were approved and authorised for issue on 5 August 2015 and signed by Simon Radford and Mark McNicholas on behalf of the Board.
2. Basis of preparation
A. Statement of compliance
These interim financial statements have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’ as adopted by the European Union. They do not include all the information required for a complete set of IFRS financial statements. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual consolidated financial statements as at and for the period ended 31 December 2014.
The results are unaudited but were reviewed by the auditors of the Group.
B. Basis of measurement
The interim financial statements have been prepared on the going concern basis, applying the historical cost convention except for investment and development property, certain loans secured by real estate, certain property, plant and equipment and derivative financial instruments which are stated at their fair value using the accounting policies on the basis set out in Note 3 ‘Significant accounting policies’.
C. Functional and presentational currency
These interim financial statements are presented in Pound Sterling as this is the Company’s functional currency and presentational currency. All financial information presented in Pound Sterling has been rounded to the nearest million, except where otherwise stated.
D. Use of estimates and judgements
The preparation of the interim financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised if the revision affects only that period or in the period of revision and future periods if the revision affects both current and future periods.
Critical judgements in applying accounting policies that have the most significant effect on amounts recognised in the financial statements in the period ending 30 June 2015 include management’s estimates of the fair value of investment and development property (see Note 9) and loans secured by real estate (see Note 10).

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The annual performance fee is paid in shares. Because the award cannot be determined until the end of each financial year, the Company makes an initial estimate of the likely value of the award, and records the cost as an expense on a straight-line basis over the period that it is earned, with a corresponding entry in shareholder’s equity. The amount is revised at each interim date based on the most likely outcome, with a final revision made at year end to the cost based on the actual results for the year.
3. Significant accounting policies
The accounting policies and methods of computation and presentation adopted in the preparation of the interim financial statements are consistent with those applied in the Annual Report for the period ended 31 December 2014 and are described in those financial statements on pages 84 to 89, except for the impact of the new standards and policies described below.
The Annual Report for the period ended 31 December 2014 is available at www.kennedywilson.eu.
The following new and amended standards and interpretations are effective for the Group for the first time for the financial year beginning 1 January 2015. None of these had a material impact on the Group:

•	IAS 27 Separate Financial Statements (2011);

•	IAS 28 Investments in Associates and Joint Ventures (2011);

•	Annual Improvements to IFRS 2011-2013 Cycle;

•	Offsetting Financial Assets and Financial Liabilities (Amendments to IAS 32);

•	IAS 36 Recoverable Amount Disclosures for Non-Financial Assets;

•	IFRS 10 Consolidated Financial Statements;

•	IFRS 11 Joint Arrangements;

•	IFRS 12 Disclosure of Interests in Other Entities;

•	Amendments to IFRS 10, IFRS 11 and IAS 27 Investment Entities; and

•	IFRIC 21 Levies.

A. Share based payments – Performance fee
The performance fee arrangement between the Company and KW Carried Interest Partner LP is accounted for as an equity settled share based payment arrangement. The grant date is 1 January and on that date, the Company estimates the grant date fair value of each equity instrument and the number of equity instruments for which the service and non-market performance conditions are expected to be satisfied, resulting in the initial estimate of the total share based payment cost which is expensed over the vesting period. Subsequent to the initial recognition and measurement, the estimate of the number of equity instruments for which the service and non-market performance conditions are expected to be satisfied is revised during the vesting period, that is, the period from 1 January to 31 December. Ultimately, the share based payment cost is based on the fair value of the number of equity instruments issued upon satisfaction of these conditions.
B. Subsidiaries
As a result of IFRS 10 (2011), the Company has reconsidered its accounting policy for determining whether it has control over and consequently whether it consolidates its investees. IFRS 10 (2011) introduces a new control model that focuses on whether the Company has power over an investee, exposure or rights to variable returns from its involvement with the investee and ability to use its power to affect those returns. As the Company generally invests through wholly-owned subsidiaries, this new standard has not had an effect on its consolidation of such entities. However, the Company has also reconsidered whether its investments in loans secured by real estate might also result in control of the underlying property. These loans are often in default, and can be held alongside other creditors of a similar, more senior or more junior rank. Many defaulted loans provide for cure periods, and some competing creditors may be able to advance their relative ranking by making additional payments to bring loans current, refinancing their loans on more favourable terms or offering additional collateral, among other things. In addition, receivers or administrators have often been appointed in response to loan defaults, and they may have obligations to a broad range of creditors. Finally, the ability to foreclose on or take possession of a property may depend on the action or inaction of other creditors and actors in the market place. Accordingly, the Company believes that it generally does not control the real estate underlying a loan secured by real estate until it has completed or almost completed the legal formalities

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associated with transfer of title, and such formalities are ministerial or unchallenged. Consequently, IFRS 10 (2011) is not expected to have a significant impact on the Company’s financial statements.

4. New standards and interpretations not yet adopted
A number of new standards, amendments to standards and interpretations are effective for future annual reporting periods of the Group, and have not been applied in preparing these interim financial statements. The upcoming standards are set out below and the Group is currently assessing their potential impact. The Group does not plan to early-adopt these standards.

A. New/Revised International Financial Reporting Standards
Effective date (¹)
Defined Benefit Plans: Employee Contributions (Amendments to IAS 19)    1 February 2015
Annual improvements to IFRSs 2010 – 2012 Cycle    1 February 2015
Amendments to IAS 1 Disclosure initiative (2)    1 January 2016
Amendments to IAS 16 and IAS 38: Clarification of acceptable methods of depreciation
and amortisation (2)    1 January 2016
Amendments to IAS 27 Equity method in Separate Financial Statements (2)    1 January 2016
Amendments to IFRS 10 and IAS 28: Sale or contribution of assets between an investor
and its associate or joint venture (2) (3)    1 January 2016
Amendments to IFRS 10, IFRS 12 and IAS 28: Investment Entities: Applying the
Consolidation Exception (2)     1 January 2016
Amendments to IAS 16 Property, Plant and Equipment and IAS 41: Bearer Plants (2)    1 January 2016
Amendments to IFRS 11: Accounting for Acquisitions of Interests in Joint Operations (2)    1 January 2016
IFRS 14 – Regulatory Deferral Accounts (2)    1 January 2016
Annual improvements to IFRSs 2012 – 2014 Cycle (2)    1 January 2016
IFRS 15 – Revenue from Contracts with Customers (2)    1 January 2018
IFRS 9 – Financial Instruments (2009, and subsequent amendments in 2010 and 2013) (2)    1 January 2018

Notes:

1.	The effective dates are those applying to European Union endorsed IFRS if later than the IASB effective dates and relate to periods beginning on or after those dates detailed above.

2.	Not European Union endorsed at the time of approval of the interim financial statements.

3.	Now deferred.

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5. Determination of fair values
A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair value is defined in IFRS 13 ‘Fair Value Measurement’ as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values have been determined for measurement and/or disclosure purposes based on the methods described below. Where applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.
The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.
For assets and liabilities that are recognised in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
There were no transfers between Levels 1 and 2 during the period. There were no transfers between Levels 2 and 3 during the period.
There were no changes in valuation techniques during the period.
A. Investment and development property
The fair value of real estate was determined by external, independent property valuers, having appropriate recognised professional qualifications and recent experience in the location and category of the property being valued. Such a valuation takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. Independent valuers will assess the fair value of the Group’s investment and development property portfolio every six months.
The fair value measurement for investment and development property of £1,883.0 million (December 2014: £1,219.7 million) has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.
Further information about fair value assumptions applicable to investment and development property is set out in Note 9.
B. Loans secured by real estate
The fair value of loans secured by real estate was determined by independent valuers having appropriate and recent experience in the valuation of loans. Such independent valuers will assess the fair value of the Group’s portfolio of loans secured by real estate every six months.
The fair value measurement for loans secured by real estate of £277.1 million (December 2014: £211.0 million) has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.
Further information about fair value assumptions applicable to loans secured by real estate is set out in Note 10.
C. Land and buildings
The fair value of property, plant and equipment was determined by external, independent valuers, having appropriate recognised professional qualifications and recent experience in the location and category of the asset being valued. Such a valuation takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. Independent valuers will assess the fair value of the Group’s land and buildings every six months.
The fair value measurement for land and buildings of £58.7 million (December 2014: £59.7 million) has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.

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Further information about fair value assumptions applicable to property, plant and equipment is set out in Note 11.

D. Borrowings
The valuation technique used in the disclosures for borrowings and other debt is a comparison of debt stock to the marginal cost of debt (from main funding markets) in addition to discounting using the zero coupon discount curve of the relevant currency.
Further information about borrowings is set out in Note 12.
E. Derivative financial instruments
The fair value of forward foreign currency contracts is based on independent third party valuations.
Fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate (based on government bonds), adjusting for credit risk where appropriate.
The fair value of interest rate caps is based on independent third party valuations. Fair value is estimated using Black’s model to calculate the net present value of expected future cash flows based on observable market volatility and interest rates, adjusting for credit risk, where appropriate.
The fair value of foreign currency options is based on independent third party valuations. Fair value is estimated using a variant of the Black-Scholes model tailored for currency derivatives. The net present value of expected future cash flows is calculated based on observable market foreign exchange volatility, foreign exchange rates and interest rates, adjusting for credit risk, where appropriate.
Further information about fair value assumptions applicable to derivative financial instruments is set out in Note 13.
6. Operating segments
A. Basis of segmentation
The Group is organised into six business segments, against which the Group reports its segmental information, being office real estate, retail real estate, industrial real estate, residential real estate, loans secured by real estate and hotels. These segments are reported separately because they offer different products or services and are managed separately because they require different strategies.
Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision makers which is updated as required by the business, who has been identified as the Board of Directors of the Company.
The following summary describes the operations of each reportable segment:

Office real estate	Property which is primarily used by commercial tenants
Retail real estate	Property comprising primarily high street retail or shopping centres, together with leisure assets
Industrial real estate	Property used by tenants primarily for the purposes of manufacturing and distribution, or mixed use
Residential real estate	Tenanted residential property
Loans secured by real estate	A loan that is in default or close to being in default, receivership or liquidation, where the borrower is typically not making full payments and the LTV is greater than 100%.
Hotels	Ownership and management of hotels
There are varying levels of integration between the office real estate, retail real estate, industrial real estate, residential real estate and hotel segments. This integration consists primarily of shared asset management resources.

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Unallocated income and expenses are items incurred centrally which are neither directly attributable nor reasonably allocable to individual segments. Unallocated assets are primarily cash and cash equivalents and restricted cash.
The Group’s key measure of underlying performance of the office real estate, retail real estate, industrial real estate and residential real estate is rental income as this measure illustrates and emphasises those segments’ contribution to the reported profits of the Group and the input of those segments to earnings per share. By focusing the prime performance measurement on rental income, other statistical data such as valuation movements are separately highlighted for analysis and attention.

The Group’s key measure of underlying performance of the loans secured by real estate segment is fair value gain as this measure illustrates and emphasises that segment’s contribution to the reported profits of the Group and the input of that segment to earnings per share.
The Group’s key performance measure of underlying performance of the hotel sector is hotel revenue as this measure illustrates and emphasises that segment’s contribution to the reported profits of the Group and the input of that segment to earnings per share.
Information related to each reportable segment is set out below. Segment profit/(loss) before tax is used to measure performance because management believes that this information is the most relevant in evaluating the results of the respective segments relative to other entities that operate in similar sectors.

B. Information about reportable segments

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	Office real estate	Retail real estate	Industrial real estate	Residential real estate	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m	£m
Profit before tax for the period ended 30 June 2015
Revenue
Rental income	32.6	23.6	6.2	2.3	-	-	64.7	-	64.7
Hotel revenue	-	-	-	-	-	8.6	8.6	-	8.6
Interest income from loans secured by real estate	-	-	-	-	6.6	-	6.6	-	6.6
	32.6	23.6	6.2	2.3	6.6	8.6	79.9	-	79.9
Gain on sale	0.2	0.3	-	-	5.0	-	5.5	-	5.5
Net change in the fair value of investment and development property	79.9	17.3	12.8	2.6	-	-	112.6	-	112.6
Net change in the fair value of loans secured by real estate	-	-	-	-	6.9	-	6.9	-	6.9
	112.7	41.2	19.0	4.9	18.5	8.6	204.9	-	204.9
Expenses
Property operating expenses	(7.9)	(2.8)	(0.3)	(0.7)	-	-	(11.7)	-	(11.7)
Hotel operating expenses	-	-	-	-	-	(5.9)	(5.9)	-	(5.9)
Administrative expenses and other costs	(1.1)	(1.2)	(0.1)	(0.3)	(1.3)	(3.6)	(7.6)	(15.6)	(23.2)
	(9.0)	(4.0)	(0.4)	(1.0)	(1.3)	(9.5)	(25.2)	(15.6)	(40.8)
Results from operating activities before financing costs	103.7	37.2	18.6	3.9	17.2	(0.9)	179.7	(15.6)	164.1
Interest income from cash at bank	-	-	-	-	-	-	-	0.9	0.9
Finance costs	(4.7)	(5.2)	(1.1)	(0.5)	-	-	(11.5)	(1.0)	(12.5)
	(4.7)	(5.2)	(1.1)	(0.5)	-	-	(11.5)	(0.1)	(11.6)
Segment profit/(loss) before tax	99.0	32.0	17.5	3.4	17.2	(0.9)	168.2	(15.7)	152.5

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	Office real estate	Retail real estate	Industrial real estate	Residential real estate	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m	£m
Profit before tax for the period ended 30 June 2014
Revenue
Rental income	3.4	1.6	2.3	0.1	-	-	7.4	-	7.4
Hotel revenue	-	-	-	-	-	-	-	-	-
Interest income from loans secured by real estate	-	-	-	-	1.2	-	1.2	-	1.2
	3.4	1.6	2.3	0.1	1.2	-	8.6	-	8.6
Gain on sale	-	-	0.1	-	-	-	0.1	-	0.1
Net change in the fair value of investment and development property	10.6	1.8	7.6	1.1	-	-	21.1	-	21.1
Net change in the fair value of loans secured by real estate	-	-	-	-	0.2	-	0.2	-	0.2
	14.0	3.4	10.0	1.2	1.4	-	30.0	-	30.0
Expenses
Property operating expenses	(0.3)	(0.1)	(0.2)	-	-	-	(0.6)	-	(0.6)
Hotel operating expenses	-	-	-	-	-	-	-	-	-
Administrative expenses and other costs	(0.8)	(0.5)	(0.5)	(0.5)	-	-	(2.3)	(2.9)	(5.2)
	(1.1)	(0.6)	(0.7)	(0.5)	-	-	(2.9)	(2.9)	(5.8)
Results from operating activities before financing costs	12.9	2.8	9.3	0.7	1.4	-	27.1	(2.9)	24.2
Interest income from cash at bank	-	-	-	-	-	-	-	0.8	0.8
Finance costs	(0.1)	(0.1)	-	-	-	-	(0.2)	(0.1)	(0.3)
	(0.1)	(0.1)	-	-	-	-	(0.2)	0.7	0.5
Segment profit/(loss) before tax	12.8	2.7	9.3	0.7	1.4	-	26.9	(2.2)	24.7

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	Office real estate	Retail real estate	Industrial real estate	Residential real estate	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
Audited	£m	£m	£m	£m	£m	£m	£m	£m	£m
Profit before tax for the period ended 31 December 2014
Revenue
Rental income	31.7	10.4	7.0	2.3	-	-	51.4	-	51.4
Hotel revenue	-	-	-	-	-	8.4	8.4	-	8.4
Interest income from loans secured by real estate	-	-	-	-	6.6	-	6.6	-	6.6
	31.7	10.4	7.0	2.3	6.6	8.4	66.4	-	66.4
Gain on sale	-	-	0.4	-	-	-	0.4	-	0.4
Net change in the fair value of investment and development property	27.4	8.6	12.4	0.9	-	-	49.3	-	49.3
Net change in the fair value of loans secured by real estate	-	-	-	-	6.0	-	6.0	-	6.0
Gain on purchase of a business	-	-	-	-	-	1.8	1.8	-	1.8
	59.1	19.0	19.8	3.2	12.6	10.2	123.9	-	123.9
Expenses
Property operating expenses	(6.8)	(2.0)	(0.9)	(0.3)	-	-	(10.0)	-	(10.0)
Hotel operating expenses	-	-	-	-	-	(7.4)	(7.4)	-	(7.4)
Administrative expenses and other costs	(0.3)	(0.6)	(0.2)	(0.5)	-	(0.5)	(2.1)	(16.1)	(18.2)
	(7.1)	(2.6)	(1.1)	(0.8)	-	(7.9)	(19.5)	(16.1)	(35.6)
Results from operating activities before financing costs	52.0	16.4	18.7	2.4	12.6	2.3	104.4	(16.1)	88.3
Interest income from cash at bank	-	-	-	-	-	-	-	1.3	1.3
Finance costs	(6.5)	(0.8)	(0.7)	(1.2)	-	-	(9.2)	-	(9.2)
	(6.5)	(0.8)	(0.7)	(1.2)	-	-	(9.2)	1.3	(7.9)
Segment profit/(loss) before tax	45.5	15.6	18.0	1.2	12.6	2.3	95.2	(14.8)	80.4

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	Office real estate	Retail real estate	Industrial real estate	Residential real estate	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m	£m
Assets/(liabilities) at 30 June 2015
Assets
Current assets	33.5	28.1	13.7	9.7	11.0	5.1	101.1	397.9	499.0
Segment assets	956.4	709.6	197.6	105.7	287.4	63.7	2,320.4	411.2	2,731.6
Segment liabilities	(380.6)	(419.3)	(78.4)	(45.8)	(0.5)	(4.7)	(929.3)	(289.2)	(1,218.5)

Unaudited
Assets/(liabilities) at 30 June 2014
Assets
Current assets	24.9	7.4	5.6	4.9	36.5	-	79.3	103.2	182.5
Segment assets	627.3	169.9	93.9	88.2	146.3	-	1,125.6	103.2	1,228.8
Segment liabilities	(121.5)	(59.1)	(3.8)	(48.1)	-	-	(232.5)	(3.8)	(236.3)

Audited
Assets/(liabilities) at 31 December 2014
Assets
Current assets	38.5	9.4	3.9	3.0	3.9	2.0	60.7	429.7	490.4
Segment assets	810.3	262.0	113.4	87.4	214.9	61.7	1,549.7	437.2	1,986.9
Segment liabilities	(352.3)	(142.7)	(57.4)	(38.8)	-	(4.3)	(595.5)	(1.5)	(597.0)

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C. Geographic information
The office real estate, retail real estate, industrial real estate and residential real estate segments are primarily in the United Kingdom, the Republic of Ireland and Spain. Loans secured by real estate and hotels are managed centrally and therefore are not currently reported using geographic splits.
The geographic information below analyses the Group’s investment and development property revenue, current assets and non-current assets, and total liabilities, by geography. In presenting the following information, segment revenue, current assets and non-current assets, and total liabilities were based on the geographic location of the investment and development properties.

I Revenue	Six month period ended 30 June 2015	Period from incorporation to 30 June 2014 (1)	Period from incorporation to 31 December 2014 (1)
	Unaudited	Unaudited	Audited
	£m	£m	£m
United Kingdom
Rental income	50.8	6.7	37.7
Gain on sale of investment property	0.5	0.1	0.4
Net change in fair value of investment and development property	56.0	18.1	38.0
	107.3	24.9	76.1
Ireland
Rental income	13.9	0.7	13.7
Gain on sale of investment property	-	-	-
Net change in fair value of investment and development property	52.0	3.0	11.3
	65.9	3.7	25.0
Spain
Rental income	-	-	-
Gain on sale of investment property	-	-	-
Net change in fair value of investment and development property	4.6	-	-
	4.6	-	-

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II Current assets	30 June 2015	30 June 2014	31 December 2014
	Unaudited	Unaudited	Audited
	£m	£m	£m
United Kingdom	59.2	25.1	39.8
Ireland	23.9	17.7	15.0
Spain	1.9	-	-
	85.0	42.8	54.8
Other reconciling items (2)	414.0	139.7	435.6
	499.0	182.5	490.4

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III Non-current assets	30 June 2015	30 June 2014	31 December 2014
	Unaudited	Unaudited	Audited
	£m	£m	£m
United Kingdom	1,321.6	540.5	785.6
Ireland	522.6	395.7	432.7
Spain	36.4	-	-
	1,880.6	936.2	1,218.3
Other reconciling items (2)	352.0	110.1	278.2
	2,232.6	1,046.3	1,496.5

IV Total liabilities	30 June 2015	30 June 2014	31 December 2014
	Unaudited	Unaudited	Audited
	£m	£m	£m
United Kingdom	680.3	18.3	339.0
Ireland	235.0	214.2	252.2
Spain	8.8	-	-
	924.1	232.5	591.2
Other reconciling items (2)	294.4	3.8	5.8
	1,218.5	236.3	597.0
Notes:
1. Date of incorporation was 23 December 2013.
2. Represents amounts relating to hotels, loans secured by real estate and corporate balances.
7. Taxation
The Company is tax resident in Jersey. Jersey has a corporate tax rate of zero under schedule D of the Income Tax (Jersey) Law 1961 as amended, so the Company is not subject to tax in Jersey on its income or gains and is not subject to United Kingdom corporation tax on any dividend or interest income it receives.
The Group is liable to foreign tax on activities in its overseas subsidiaries. Outside of Jersey, the Group has subsidiaries in Luxembourg, Ireland, Isle of Man, Spain and the United Kingdom and investment and development property located in the United Kingdom, Ireland and Spain.
Tax expense is recognised based on management’s best estimate of the income tax expense expected for the full financial year. There has been no significant change in the expected weighted average annual income tax rate in respect of the full financial year ending 31 December 2015, compared with the information disclosed for the period ended 31 December 2014.

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8. Earnings and net asset value per share
Basic earnings per share at 30 June 2015 is calculated by dividing the profit attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding for the period and adjusted for shares to be issued in part settlement of the investment management fee for the quarter ended 30 June 2015. Basic net asset value (‘NAV’) per share is calculated by dividing net assets in the balance sheet attributable to ordinary shareholders of the Company by the number of ordinary shares outstanding during the period.
There are no dilutive instruments outstanding. Therefore, the basic and dilutive earnings per share and NAV per share are identical.
The calculations below are in accordance with EPRA’s Best Practice Recommendations.
A. Basic, diluted and EPRA earnings per share reconciliation

	Six month period ended 30 June 2015		Period from incorporation to 30 June 2014 (1)		Period from incorporation to 31 December 2014 (1)
	Unaudited		Unaudited		Audited
	£m	p (2)	£m	p (2)	£m	p (2)
Profit for the period after taxation	149.3	110.2	24.2	37.6	78.5	88.0
Adjusted for:
Net change in fair value of investment and development property	(112.6)	(83.1)	(21.1)	(32.8)	(49.3)	(55.3)
Net change in the fair value of loans secured by real estate	(6.9)	(5.1)	(0.2)	(0.3)	(6.0)	(6.7)
Fair value loss on interest rate caps			-	-	2.1	2.4
Gain on purchase of a business			-	-	(1.8)	(2.1)
Gain on sale	(5.5)	(4.0)	(0.1)	(0.2)	(0.4)	(0.4)
Amounts written off on acquisitions (3)	1.2	0.9	-	-	-	-
EPRA earnings	25.5	18.9	2.8	4.3	23.1	25.9
Weighted average number of ordinary shares	135,485,675		64,378,412		89,071,782
Notes:
1. Date of incorporation was 23 December 2013.
2. Per share amount.
3. Costs associated with the acquisition of loans secured by real estate which have been written off to the consolidated income statement and included in the line item ‘Acquisition related expenses’.

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B. Basic, EPRA NAV and EPRA NNNAV per share reconciliation

	30 June 2015		30 June 2014		31 December 2014
	Unaudited		Unaudited		Audited
	£m	p (1)	£m	p (1)	£m	p (1)
Basic NAV	1,513.1	1,115.8	992.5	991.4	1,389.9	1,027.4
Adjusted for:
Mark-to-market of derivative financial assets (Note 13)	(1.8)	(1.3)	(0.3)	(0.3)	(7.5)	(5.6)
Mark-to-market of derivative financial liabilities (Note 13)	-	-	0.7	0.7	-	-
EPRA NAV	1,511.3	1,114.5	992.9	991.8	1,382.4	1,021.8
EPRA NAV – diluted	1,511.3	1,110.5	992.9	991.8	1,382.4	1,021.8

Fair value of derivative financial assets (Note 13)	1.8	1.3	-	-	-	-
Fair value of borrowings (2) (Note 12)	(6.5)	(4.5)	-	-	-	-
EPRA NNNAV	1,506.6	1,111.3	992.9	991.8	1,382.4	1,021.8

Number of shares
Number of ordinary shares (Note 16) - basic	135,601,972		100,109,007		135,283,293
Dilutive effect of performance fee	484,155		-		-
Ordinary share in issue – diluted	136,086,127		100,109,007		135,283,293

The dilutive effect of the performance fee at 30 June 2015 has been included in the number of shares in issue (diluted). It is based on the number of shares that would be issuable had the performance fee been settled with reference to NAV on 30 June 2015, based on the closing share price on that date.

Notes:
1. Per share amount.
2. Represents the difference between the book value of borrowings and the fair value of borrowings.

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9. Investment and development property

	30 June 2015	30 June 2014	31 December 2014
	Unaudited	Unaudited	Audited
	£m	£m	£m
Investment property
Opening balance	1,182.5	-	-
Acquisition of investment property	503.3	906.6	1,165.7
Acquisition of collateral from loans secured by real estate	62.6
Disposal of investment property	(23.7)	-	-
Improvements to investment property	8.4	1.3	4.2
Transfer to investment property under development	(3.7)	-	(27.9)
Fair value movement	92.1	21.1	49.3
Effects of translation to presentation currency	(41.8)	-	(8.8)
	1,779.7	929.0	1,182.5

	30 June 2015	30 June 2014	31 December 2014
	Unaudited	Unaudited	Audited
	£m	£m	£m
Investment property under development
Opening balance	35.8	-	-
Acquisition of investment property under development	28.8	7.2	7.2
Development expenditure	14.1	-	1.4
Transfer from investment property	3.7	-	27.9
Fair value movement	20.5	-	-
Effects of translation to presentation currency	(2.00)	-	(0.70)
	100.9	7.2	35.8
Carrying value of investment and development property	1,880.6	936.2	1,218.3
Adjustment in respect of straight line leases (1)	2.4	-	1.4
Fair value of investment and development property	1,883.0	936.2	1,219.7
Notes:

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1. Included as a component of the ‘Rent and other receivables’ on the consolidated balance sheet.
The total consideration of the investment and development properties acquired in the six month period ended 30 June 2015 was £594.7 million including acquisition costs, which comprise primarily stamp duty, legal services and other directly attributable costs arising from the transactions amounting to £25.3 million.
Investment property under development includes:

•	A partially built development site in the Central Park portfolio in Dublin, Ireland (‘Block K’);

•	A second generation office building in Dublin, Ireland (‘Baggot Plaza’);

•	Lands at the Marshes Shopping Centre in Dundalk, Ireland;

•	An office building at Santisima Trinidad 5 in Madrid, Spain for conversion to residential real estate;

•	A retail property at Puerta del Sol 9 in Madrid, Spain for conversion to residential real estate; and

•	Residential real estate at Postigo de San Martín 3 in Madrid, Spain for conversion into a hotel.
At 30 June 2015, the Group was contractually committed to £25.4 million of future expenditure for the purchase, construction, development and enhancement of investment and development property.

A. Valuation process
The fair value of the Group’s investment and development property at 30 June 2015 has been arrived at on the basis of a valuation carried out at that date by external valuers, CBRE. The valuations performed by CBRE, which conform with IFRS 13, to the Valuation Standards of the Royal Institution of Chartered Surveyors Professional Standards 2014 (the ‘RICS Red Book’) and with the International Valuation Board’s International Valuation Standards, were arrived at by reference to market comparables for similar properties.
Further information on the valuation methodology is provided in Note 14 to the Group’s financial statements for the period ended 31 December 2014.
The Group, consistent with EPRA’s guidance, consider that all of its investment and development property falls within Level 3, as defined by IFRS 13 (as discussed in Note 5).
i. Investment property
The table below summarises the key unobservable inputs used in the valuation of the Group’s investment and development property at 30 June 2015:

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Asset class Unaudited	Fair value at 30 June 2015 £m (1)		Range
		Input	Low	High	Weighted average
United Kingdom
Retail	523.1	Annual rent per sq ft (£)	2.78	205.55	13.67
		ERV (2) per sq ft (£)	3.00	216.59	12.87
		Equivalent yield %	3.34	10.29	6.26
Office	616.1	Annual rent per sq ft (£)	5.34	52.50	18.40
		ERV per sq ft (£)	6.48	62.50	20.92
		Equivalent yield %	3.50	16.00	5.89
Industrial	184.9	Annual rent per sq ft (£)	1.25	10.58	4.22
		ERV per sq ft (£)	1.25	10.49	4.23
		Equivalent yield %	4.50	10.00	6.65
Aggregate United Kingdom	1,324.1	Annual rent per sq ft (£)	1.25	205.55	11.61
		ERV per sq ft (£)	1.25	216.59	12.29
		Equivalent yield %	3.34	16.00	6.20
Ireland
Retail	133.5	Annual rent per sq ft (€)	0.10	302.33	30.16
		ERV per sq ft (€)	8.44	302.33	26.50
		Equivalent yield %	4.15	7.80	5.84
Office	252.0	Annual rent per sq ft (€)	15.43	51.93	36.29
		ERV per sq ft (€)	17.50	45.00	38.52
		Equivalent yield %	4.65	8.00	5.02
Aggregate Ireland (excluding Residential)	385.5	Annual rent per sq ft (€)	0.10	302.33	33.73
		ERV per sq ft (€)	8.44	302.33	33.36
		Equivalent yield %	4.15	8.00	5.29
Residential	72.5	Annual rent per unit (€)	16,300	20,850	18,039
		ERV per unit (€)	18,268	20,152	19,757
		Equivalent yield %	4.75	5.80	4.95
Aggregate Ireland (including Residential)	458.0
Total	1,782.1

Notes:
1. Includes adjustment in respect of straight line leases.
2. Estimated rental value.

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ii Investment property under development
In connection with the development property, the key unobservable inputs used in the valuation are the Estimated Rental Value (‘ERV’) at completion for Block K, Central Park and Baggot St, and for Marshes it was based on a comparable value per acre ranging from £0.1 million to £0.2 million per acre.
In addition, each of the assets in Spain is classified as an investment property under development. The key unobservable inputs used include the ERV per square metre for similar units based on the expected future use of the asset.
B. Sensitivity of measurement to variance of significant unobservable inputs
Rents and ERVs have a direct relationship to valuation, while yield has an inverse relationship. There are inter-relationships between all these unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the interrelationship of two unobservable inputs moving in directions which have an opposite impact on value e.g. an increase in rent may be offset by an increase in yield, resulting in no net impact on the valuation.

	Fair value at 30 June 2015 (1)	Impact on valuations of a 5% change on estimated rental value		Impact on valuations of a 25 bps change in equivalent yield

		Increase	Decrease	Increase	Decrease
Unaudited	£m	£m	£m	£m	£m
United Kingdom
Retail	523.1	27.6	(27.6)	(19.8)	21.4
Office	616.1	7.0	(6.3)	(28.8)	31.4
Industrial	184.9	52.3	(50.3)	(6.7)	7.2
	1,324.1	86.9	(84.2)	(55.3)	60.0
Ireland
Retail	133.5	4.5	(3.9)	(5.3)	5.7
Office	252.0	9.4	(9.1)	(12.3)	13.6
Residential	72.5	4.8	(4.8)	(3.5)	3.9
	458.0	18.7	(17.8)	(21.1)	23.2
	1,782.1	105.6	(102.0)	(76.4)	83.2

Note:
1. Includes adjustment in respect of straight line leases.

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10. Loans secured by real estate

	30 June 2015	30 June 2014	31 December 2014
	Unaudited	Unaudited	Audited
	£m	£m	£m
Opening balance	211.0	-	-
Acquisition of loans secured by real estate	130.5	146.1	241.4
Disposal of loans secured by real estate	-	(36.5)	(36.4)
Disposal of collateral	(62.3)	-
Fair value movement	6.9	0.2	6.0
Effects of translation to presentation currency	(9.0)	-	-
Closing balance	277.1	109.8	211.0
As at 30 June 2015, Duff & Phelps Ltd. performed procedures on each of the five investments comprising 100% of the fair value of loans secured by real estate as at 30 June 2015.
A. Valuation process
In estimating the fair value of the loans secured by real estate, the Income Approach was used. This is a valuation technique that provides an estimation of the fair value of an asset or business based on expectations about the cash flows that an asset or business would generate over time.
In assessing the fair value of the loans secured by real estate, Duff & Phelps have referenced valuations performed on the underlying collateral. At 30 June 2015, the value of the underlying collateral was £302.2 million.
Further information on the valuation methodology is provided in Note 15 to the Group’s financial statements for the period ended 31 December 2014.
The key unobservable inputs used in the valuation of the Group’s loans secured by real estate at 30 June 2015 are the discount rates used which are based on investment opportunities to deliver similar risk-adjusted returns to an investor. The discount rate applied to the loans, and which is dependent on the underlying loan portfolio, ranges from 8.1% and 17.0%.
B. Sensitivity of measurement to variance of significant unobservable inputs
Yield has an inverse relationship to valuation. There are inter-relationships between the unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the interrelationship of two unobservable inputs moving in directions which have an opposite impact on value e.g. cap rates, expected lease renewal dates, expected disposal values, dates, may be offset by an increase in yield, resulting in no net impact on the valuation.

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	Fair value 30 June 2015	Impact on valuations of 100 bps change in discount rate

		Increase	Decrease
Unaudited	£m	£m	£m
United Kingdom	248.9	(5.6)	5.9
Ireland	28.2	(0.8)	0.9
	277.1	(6.4)	6.8

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11. Property, plant and equipment

A. Acquisitions and disposals
During the six month period ended 30 June 2015, the Group spent £1.5 million on additions to property, plant and equipment. Depreciation charge for the same period was £1.3 million. The revaluation gain attributed to land and buildings totalled £1.1 million, whilst the effect of exchange rates accounted for a £2.1 million negative movement in the period.
B. Valuation process
The Board of Directors determines the Group’s valuation policies and procedures for the valuation of property, plant and equipment. The Board decides which external valuer to appoint to be responsible for the external valuations of the Group’s property, plant and equipment, which represents its hotel assets. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained.
Further information on the valuation methodology is provided in Note 16 to the Group’s financial statements for the period ended 31 December 2014.
The Group, consistent with EPRA’s guidance, consider that all of its property, plant and equipment falls within Level 3, as defined by IFRS 13 (as discussed in Note 5). The table below summarises the key unobservable inputs used in the valuation of the Group’s property, plant and equipment at 30 June 2015:

Asset class Unaudited	Fair value at 31 December 2014 £m	Inputs(1)	United Kingdom	Ireland
Hotel	58.7	Hotel net operating income	£2.8m	€3.1m
		Occupancy %	73.0%	72.0%
		Discount rate %	9.25%	9.0%
		Exit yield %	6.75%	7.0%
		ADR	£136.63	€103.00

Note:
1. Inputs are presented in connection with a stabilised year.
There were no changes in valuation techniques during the period.
C. Sensitivity of measurement to variance of significant unobservable inputs
Hotel net operating income and occupancy have a direct relationship to valuation. There are inter-relationships between all these unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation.

Fair value at 30 June 2015		Impact on valuations of a 10% change on estimated Hotel NOI		Impact on valuations of 10% change in occupancy %		Impact on valuations of 100 bps change in discount rate		Impact on valuations of a 50 bps change in exit yield		Impact of a 5% change in ADR

		Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m
United Kingdom	36.7	3.6	(3.6)	5.6	(6.4)	(2.4)	2.7	(1.3)	1.5	2.1	(2.1)
Ireland	22.0	1.2	(1.3)	7.9	(7.9)	(2.9)	3.8	(1.5)	1.8	1.6	(1.6)
	58.7	4.8	(4.9)	13.5	(14.3)	(5.3)	6.5	(2.8)	3.3	3.7	(3.7)

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12. Borrowings

	30 June 2015	30 June 2014	31 December 2014
	Unaudited	Unaudited	Audited
Current liabilities	£m	£m	£m
Secured borrowings	-	10.3	-
Unsecured bond	-	-	-
	-	10.3	-
Non-current liabilities
Secured borrowings	859.8	192.6	553.5
Unsecured bond	300.0	-	-
	1,159.8	192.6	553.5
	1,159.8	202.9	553.5
Unamortised borrowing costs	(16.2)	-	(7.6)
	1,143.6	202.9	545.9

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	Drawdown date(1)	Effective interest rate	Maturity	Fair value	Book value
		%		£m	£m
€58.2 million mortgage borrowing	24 June 2014	Euribor + 2.75%	March 2019	33.1	33.1
£127.0 million mortgage borrowing	7 August 2014	Libor + 1.90%	October 2019	117.7	117.7
£184.0 million mortgage borrowing	24 September 2014	Libor + 1.80%	December 2019	176.6	176.6
€264.0 million mortgage borrowing	17 December 2014	Euribor + 2.125%	December 2019	186.1	186.1
£116.6 million mortgage borrowing	31 January 2015	Libor + 2.50%	30 January 2018	114.7	114.7
£70.7 million mortgage borrowing	31 January 2015	2.90%	30 January 2020	66.0	66.6
£165.0 million mortgage borrowing	31 January 2015	2.91%	30 January 2023	145.8	154.5
€3.1 million mortgage borrowing	19 May 2015	2.92%	1 September 2037	2.1	2.1
£300.0 million 3.95% unsecured bond	30 June 2015	3.95%	30 June 2022	296.5	293.7
				1,138.6	1,145.1
£225.0 million revolving credit facility	29 August 2014	n/a	29 August 2017	(1.5)	(1.5)
				1,137.1	1,143.6
Note:
1. Draw down date or date of acquisition, whichever is later.
The loans are secured by fixed charges over certain investment and development property assets. The value of investment property over which security has been granted is £1,526.9 million.

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Movements in the Group’s borrowings are analysed as follows:

	30 June 2015	30 June 2014	31 December 2014
	Unaudited	Unaudited	Audited
	£m	£m	£m
Opening balance	545.9	-	-
Assumption of non-recourse debt	-	202.9	202.9
Principal repayments	(47.2)	-	(9.0)
Repayment of debt upon refinancing of assumed non-recourse debt	-	-	(154.6)
Draw down of new debt	670.9	-	519.8
Borrowing costs	(5.1)	-	(7.9)
Amortisation of borrowing costs	0.7	-	0.3
Effects of translation to presentation currency	(21.6)	-	(5.6)
Closing balance	1,143.6	202.9	545.9

The Group maintains a £225.0 million multi-currency revolving credit facility. At 30 June 2015 and as at the date of these interim financial statements, this multi-currency revolving credit facility was undrawn.
13. Derivative financial instruments

	30 June 2015	30 June 2014	31 December 2014
	Unaudited	Unaudited	Audited
Non-current assets	£m	£m	£m
Interest rate caps not designated as hedges	1.8	0.3	1.3
Foreign currency forward contracts designated as net investment hedges	12.9	-	6.2
Zero cost foreign currency options designated as net investment hedges	1.5	-	-
	16.2	0.3	7.5
Non-current liabilities
Foreign currency forward contracts designated as net investment hedges	-	(0.7)	-
	-	(0.7)	-
	16.2	(0.4)	7.5
The Group has entered into interest rate cap contracts with notional amounts of £231.8 million on Sterling-denominated debt and €227.5 million (£161.4 million) on Euro-denominated debt. The caps are used to hedge the exposure to the variable interest rate payments on mortgage borrowings. The Group has also entered into foreign currency forward contracts and zero cost foreign currency options with notional amounts of €310.0 million (£240.1 million) to hedge its net

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investment in Euro operations. The Group also entered into a cross currency swap with a notional amount of €210.8 million (£150.0 million) to convert a portion of the proceeds from its £300 million senior unsecured bond into Euro.

14. Financial instruments - fair values and risk management
A. Accounting classifications and fair values
The following table shows the book values and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

	Carrying value	Fair value	Fair value through the profit and loss	Fair value hedging instruments	Other financial liabilities	Level 1	Level 2	Level 3
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m
At 30 June 2015
Loans secured by real estate	277.1	277.1	277.1	-	-	-	-	277.1
Derivative financial assets	16.2	16.2	-	16.2	-	-	16.2	-
Total financial assets disclosed at fair value	293.3	293.3	277.1	16.2	-	-	16.2	277.1

Borrowings	1,143.6	1,137.1	-	-	-	-	1,137.1	-
Total financial liabilities disclosed at fair value	1,143.6	1,137.1	-	-	-	-	1,137.1	-

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	Carrying value	Fair value	Fair value through the profit and loss	Fair value hedging instruments	Other financial liabilities	Level 1	Level 2	Level 3
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m
At 30 June 2014
Loans secured by real estate	109.8	109.8	109.8	-	-	-	-	109.8
Derivative financial assets	0.3	0.3	0.3	-	-	-	0.3	-
Short term loans and receivables	36.5	36.5	-	-	-	-	36.5	-
Total financial assets disclosed at fair value	146.6	146.6	110.1	-	-	-	36.8	109.8

Borrowings	202.9	202.9	-	-	202.9	-	202.9	-
Derivative financial liabilities	0.7	0.7	-	0.7	-	-	0.7	-
Total financial liabilities disclosed at fair value	203.6	203.6	-	0.7	202.9	-	203.6	-

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	Carrying value	Fair value	Fair value through the profit and loss	Fair value hedging instruments	Other financial liabilities	Level 1	Level 2	Level 3
Audited	£m	£m	£m	£m	£m	£m	£m	£m
At 31 December 2014
Loans secured by real estate	211.0	211.0	211.0	-	-	-	-	211.0
Derivative financial assets	7.5	7.5	1.3	6.2	-	-	7.5	-
Short term loans and receivables	-	-	-	-	-	-	-	-
Total financial assets disclosed at fair value	218.5	218.5	212.3	6.2	-	-	7.5	211.0

Borrowings	545.9	545.9	-	-	545.9	-	545.9	-
Total financial liabilities disclosed at fair value	545.9	545.9	-	-	545.9	-	545.9	-

B. Financial risk management
The Group’s activities expose it to a variety of financial risks: market risk (including interest rate risk and foreign currency risk), credit risk and liquidity risk.
The interim financial statements do not include all financial risk management information and disclosures required in the annual financial statements. Further information on financial risk management is set out in Note 24 to the Group’s financial statements for the period ended 31 December 2014.
There have been no changes in any risk management policies since 31 December 2014.
i Foreign currency risk
The Group has operations in Europe which transact business denominated mostly in Euro. There is currency exposure caused by translating the local trading performance and local net assets into Pound Sterling for each financial period and at each reporting date.
There are no other significant foreign currency risks impacting the Group.
The Group’s net investment translation exposure (including the impact of derivative financial instruments) is summarised below:

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	30 June 2015	31 December 2014
	Unaudited	Audited
	£m	£m
Gross Euro-denominated assets	644.6	568.5
Gross Euro-denominated liabilities	(489.8)	(501.7)
	154.8	66.8

Gross currency liabilities include the nominal amount of £240.8 million of foreign exchange derivatives designated as net investment hedges. The Group has entered into a number of foreign exchange contracts including forward contracts and options to sell €310.0 million and buy Pound Sterling.
The sensitivity of the net assets of the Group to a 1% change in the value of Pound Sterling against Euro is £1.5 million.

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ii Liquidity risk
The table below summarises the expected maturity profile of the Group’s financial liabilities based on contractual undiscounted payments and includes estimated interest payments.

	Less than 3 months	3 to 12 months	1 to 2 years	2 to 5 years	Over 5 years	Total
Unaudited	£m	£m	£m	£m	£m	£m
At 30 June 2015
Borrowings (1)	8.0	25.8	34.6	784.9	486.3	1,339.6
Trade and other payables	45.0	0.3	0.3	0.1	0.7	46.4
	53.0	26.1	34.9	785.0	487.0	1,386.0

	Less than 3 months	3 to 12 months	1 to 2 years	2 to 5 years	Over 5 years	Total
Audited	£m	£m	£m	£m	£m	£m
At 31 December 2014
Borrowings	3.5	10.7	15.4	594.9	-	624.5
Trade and other payables	19.0	1.5	1.5	-	0.9	22.9
	22.5	12.2	16.9	594.9	0.9	647.4
Note:
1. Subsequent to 30 June 2015, a further £11.2 million was drawn against the Gatsby senior facility. See Note 19A for further details.

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15. Capital management
The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern and as such it aims to maintain a prudent mix between debt and equity financing. The Group’s capital comprises equity attributable to shareholders of the Company and debt which includes borrowings.
Details of borrowings are set out in Note 12. Save for the unsecured bond issued in June 2015, borrowings are secured on specific portfolios and are non–recourse to the Group as a whole. During the period, the Group did not breach any of its loan covenants, nor did it default on any other of its obligations under its loan agreements.
A. Net debt

	30 June 2015	30 June 2014	31 December 2014
	Unaudited	Unaudited	Audited
	£m	£m	£m
Borrowings (see Note 12)	1,143.6	202.9	545.9
Add: Adjustments
Unamortised borrowing costs (see Note 12)	16.2	-	7.6
	1,159.8	202.9	553.5
Cash at bank and cash equivalents (1)	(470.3)	(124.5)	(441.9)
Net debt (excluding unamortised borrowing costs)	689.5	78.4	111.6
Net debt (including unamortised borrowing costs)	673.3	78.4	104.0
Note: 1. June 2014 cash includes restricted cash balances of £25.0 million.
B. Property portfolio

	30 June 2015	30 June 2014	31 December 2014
	Unaudited	Unaudited	Audited
	£m	£m	£m
Investment and development property (see Note 9)	1,883.0	936.2	1,219.7
Loans secured by real estate (see Note 10)	277.1	109.8	211.0
Property, plant and equipment (see Note 11)	58.7	-	59.7
Total property portfolio	2,218.8	1,046.0	1,490.4

C. Loan to value (‘LTV’)

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	30 June 2015	30 June 2014	31 December 2014
	Unaudited	Unaudited	Audited
	£m	£m	£m
Total property portfolio	2,218.8	1,046.0	1,490.4
Net debt (excluding unamortised borrowing costs)	689.5	78.4	111.6
LTV % (calculated excluding unamortised borrowing costs)	31.1%	7.5%	7.5% (1)
Net debt (including unamortised borrowing costs)	673.3	78.4	104.0
LTV % (calculated including unamortised borrowing costs)	30.3%	7.5%	7.0%

Note:
1. Unaudited

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16. Stated capital

Ordinary shares Number
Authorised
Ordinary shares	Unlimited

Ordinary shares issued and fully paid
Shares in issue at 1 January 2015	135,283,293
Shares issued on 26 February 2015 to partially settle the investment management fee for the period ended 31 December 2014	163,478
Shares issued on 7 May 2015 to partially settle the investment management fee for the period ended 31 March 2015	155,201
At 30 June 2015	135,601,972
£m
As at 1 January 2015	1,314.9
Issued to partially settle investment management fee	3.4
At 30 June 2015	1,318.3

17. Dividends

	Six month period ended 30 June 2015	Period from incorporation to 30 June 2014 (1)	Period from incorporation to 31 December 2014 (1)
	Unaudited	Unaudited	Audited
	£m	£m	£m
Interim dividend 2 pence (2) 26 August 2014	-	-	2.0
Interim dividend 4 pence (2) 24 November 2014	-	-	5.4
Interim dividend 7 pence (2) 20 March 2015	9.5	-	-
Interim dividend 8 pence (2) 29 May 2015	10.8	-	-
	20.3	-	7.4
Notes:
1. Date of incorporation was 23 December 2013.
2. Per share amount.
On 5 August 2015, the Board proposed an interim dividend of 10 pence per share, resulting in a total dividend of £13.6 million. It will be paid on 28 August 2015 to shareholders on the register at the close of business on 14 August 2015. This interim dividend has not been recognised as a liability in the interim financial statements.

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18. Related party transactions
A. Parent and ultimate controlling party
The Company’s parent and ultimate controlling party is Kennedy-Wilson Holdings, Inc. (‘KWI’). This is by virtue of an indirect wholly owned subsidiary of KWI, KW Investment Management Ltd (the ‘Investment Manager’) acting as investment manager to the Company in accordance with the terms of the investment management agreement between the Investment Manager and the Company, and the Investment Manager being entitled to receive certain management and performance fees.
In addition, KWI (through its subsidiaries) holds 21,963,631 shares in the Company at 30 June 2015.
i. Investment management fee
The Investment Manager, pursuant to the terms of an investment management agreement with the Company, is entitled to receive a management fee from the Company at an annual rate of 1.0% of the EPRA NAV of the Company, payable quarterly in arrears. The investment management fee is payable 50% in cash and the remaining 50% through the issuance of ordinary shares in the Company to the value of that 50% fee portion, unless restricted by law (in which case it is payable in cash). The investment management fees were as follows:

•
On 25 February 2015, the Company issued 163,478 shares to the Investment Manager in part settlement of investment management fee for the quarter ended 31 December 2014. In accordance with the investment management agreement, the fair value price was the average closing share price for the twenty days immediately prior to the issue date of these shares being £10.57 per share. The total consideration equated to £1.7 million. In addition, a cash payment in the amount of £1.7 million was paid to the Investment Manager in settlement of the investment management fee. The total investment management fee for the quarter ended 31 December 2014 was £3.4 million.

•
On 7 May 2015, the Company issued 155,201 shares to the Investment Manager in part settlement of investment management fee for the quarter ended 31 March 2015. In accordance with the investment management agreement, the fair value price was the average closing share price for the twenty days immediately prior to the issue date of these shares being £11.15 per share. The total consideration equated to £1.7 million. In addition, a cash payment in the amount of £1.7 million was paid to the Investment Manager in settlement of the investment management fee. The total investment management fee for the quarter ended 31 March 2015 was £3.4 million.

•
On 5 August 2015, the Company approved the issue of 165,947 shares to the Investment Manager in part settlement of investment management fee for the quarter ended 30 June 2015. In accordance with the investment management agreement, the fair value price was the average closing share price for the twenty days immediately prior to the issue date of these shares being £11.38 per share. The total consideration equated to £1.9 million. In addition, a cash payment in the amount of £1.9 million was paid to the Investment Manager in settlement of the investment management fee. The total investment management fee for the quarter ended 30 June 2015 was £3.8 million.

The total amount of the investment management fee in respect of the period from 1 January 2015 to 30 June 2015 was £7.3 million.
The Investment Manager has also paid certain expenses on behalf of the Company and the Company has reimbursed the Investment Manager in the amount of £0.2m.
ii. Performance fee
The performance fee is payable to KW Carried Interest Partner LP (the ‘Carried Interest Partner’). It is a form of remuneration used to reward the Investment Manager for generating returns to shareholders.
The return to shareholders in an accounting period is the increase in the EPRA NAV per ordinary share plus the total dividends and other distributions that are declared in the accounting period (adjusted to exclude the effects of any issuance of ordinary shares during that accounting period) (“Shareholder Return”). The performance fee is calculated annually on a per ordinary share basis as 20% of the lesser of performance above two hurdles, as follows:

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•	The excess of Shareholder Return over a 10% annual hurdle rate. The annual return hurdle resets annually to 10% of the sum of the previous accounting period’s EPRA NAV per ordinary share; and

•
The excess of the year end EPRA NAV per ordinary share (which is adjusted to include total dividends declared or other distributions in the accounting period and adjusted to exclude the effects of any issuance of ordinary shares during that accounting period) over the relevant high water mark. The relevant high water mark in each accounting period is the greater of

•
the closing EPRA NAV per ordinary share achieved in the reference period (which is the most recent accounting period in which a performance fee was payable) adjusted for total dividends or other distributions paid per ordinary share and adjusted to exclude the effects of any issue of ordinary shares during the reference period, and

•
the gross opening NAV (being the gross cash and non-cash proceeds of the initial issue) plus further cash and non-cash issues of ordinary shares (excluding any issues of ordinary shares in part settlement of the investment management fee or the performance fee), calculated on a per ordinary share basis as at the end of the accounting period in respect of which the performance fee is calculated.

The performance fee is calculated annually based on the number of ordinary shares in issue at the end of the relevant accounting period (but excluding any ordinary shares issued during that accounting period).
The performance fee is accounted for as a share based payment arrangement, as described in our accounting policy in Note 3A of these interim financial statements. It is accounted for as a charge against income but as it is settled in shares will have no impact on the net assets of the Group.
These interim financial statements include a performance fee provision of £5.5 million, being the Board’s best estimate of that portion of the performance fee which should be expensed for the six months to 30 June 2015. The Board will determine any actual performance fee due for the year ending 31 December 2015 in accordance with the provisions of the Investment Management Agreement, on the basis of the audited year-end EPRA NAV per share.
B. Transactions with key management personnel
The Directors of the Company received total fees for the period as follows:

	Six month period ended 30 June 2015	Period from incorporation to 30 June 2014 (1)
	Unaudited	Unaudited
	£	£
Charlotte Valeur	72,500	75,182
William McMorrow	-	-
Mark McNicholas	50,000	51,849
Simon Radford	50,000	43,082
Mary Ricks	-	-
	172,500	170,113
Note:
1. Date of incorporation was 23 December 2013.
Pursuant to the terms of the investment management agreement between the Investment Manager and the Company, each of William McMorrow and Mary Ricks has waived his/her fees as Directors of the Company.

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The Investment Manager is considered to be included within the definition of key management personnel. The total Investment Management fee for the six month period ended 30 June 2015 is £7.3 million, details of which are set out in Note 18A(i).
The Carried Interest Partner is considered to be included within the definition of key management personnel. The total performance fee accrued for the six month period ended 30 June 2015 is £5.5 million, details of which are set out in Note 18A(ii).
The total amount paid to key management personnel is £13.2 million.

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The Directors’ interests in the shares of the Company are detailed below:

30 June 2015 Number of ordinary shares held
Charlotte Valeur	-
William McMorrow	80,916
Mark McNicholas	-
Simon Radford	-
Mary Ricks	80,916
161,832

C. Other related parties
There were no transactions with other related parties.
19. Subsequent events
A. Acquisition of remaining tranche of Gatsby assets
On 7 July 2015, the Group completed the acquisition of the remaining tranche of conditional assets associated with the Gatsby mixed use portfolio. The total purchase price of this tranche was £17.4 million (excluding costs), of which £6.4 million was funded from the Group’s cash reserves and the remaining £11.2 million was drawn against the Gatsby senior facility. Consequently, the total amount drawn under the Gatsby senior facility is £349.0 million. This is represented by drawings under each tranche of the facility as follows: £116.6 million under the three year floating rate tranche, £70.7 million against the five-year fixed-rate tranche and £161.7 million under the eight-year fixed rate tranche.
In the financial statements for the period ended 31 December 2014, the Group had indicated that the total number of properties which were available for purchase totalled 180. At the completion of this acquisition, the final number of properties which the Group has acquired will total 176. No further properties will be acquired into this portfolio.
B. Investment management fee
On 5 August 2015, the Company approved the payment of the investment management fee of £3.8 million (for the quarter ended 30 June 2015), payable to the Investment Manager comprising 165,947 shares and £1.9 million cash. The Company paid £1.7 million to the Investment Manager on 30 June 2015.
C. SEO portfolio
On 28 July 2015, the Group simultaneously exchanged and completed on a portfolio of nine offices located in the South-East in the United Kingdom, in close proximity to London. The underlying real estate is valued at £211.0 million. The Group acquired a number of corporate entities as part of the acquisition, for a net purchase price of approximately £207.8 million, which are subject to customary post-completion adjustments. The acquisition was funded from the Group’s cash resources.
20. Approval of the interim financial statements
These interim financial statements were authorised for issue by the Company’s Board of Directors on 5 August 2015.

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Appendix 30 June 2015

UK portfolio summary

			Portfolio		EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	2.1	35	616.0	39.2	6.0	6.8	5.3	96.2
Retail	2.2	127	401.5	26.9	6.3	6.8	8.7	97.3
Industrial	3.0	32	175.1	12.0	6.5	7.5	5.6	99.3
Leisure	0.6	34	131.0	8.7	6.2	6.9	12.2	97.1
Residential	-	-	-	-	-	-	-	-
Property total	7.9	228	1,323.6	86.7	6.2	6.9	7.1	97.0
Development	-	-	-	-	-	-	-	-
Hotel	-	1	36.7	1.9	4.8	5.8	-	-
Loans	-	18	248.9	15.7	5.9	6.6	-	-
Total/average	7.9	247	1,609.3	104.3	6.1	6.8	7.1	97.0
Irish portfolio summary

			Portfolio		EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	0.5	7	252.3	12.6	4.8	5.7	10.4	98.9
Retail	0.4	7	130.9	8.0	5.9	6.3	16.3	96.3
Industrial	-	-	-	-	-	-	-	-
Leisure	0.0	1	2.6	0.1	4.5	6.9	18.0	100.0
Residential	0.3	2	72.6	3.2	4.2	4.4	-	89.5
Property total	1.2	17	458.4	24.0	5.0	5.7	12.6	96.3
Development	-	2	64.5	-	0.0	8.9	-	0.0
Hotel	-	1	22.0	1.3	5.5	5.1	-	0.0
Loans	-	9	28.3	1.4	4.9	5.6	-	0.0
Total/average	1.2	29	573.2	26.7	4.5	5.9	12.7	96.3
Total portfolio summary

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			Portfolio		EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	2.6	42	868.3	51.8	5.7	6.5	6.5	96.8
Retail	2.5	134	532.4	34.9	6.2	6.7	10.4	97.1
Industrial	3.0	32	175.1	12.0	6.5	7.5	5.6	99.3
Leisure	0.6	35	133.7	8.8	6.2	6.9	12.3	97.1
Residential	0.3	2	72.6	3.2	4.2	4.4	-	89.5
Property total	9.1	245	1,782.1	110.7	5.9	6.6	8.1	96.8
Development	-	52	100.9	-	0.0	4.1	-	0.0
Hotel	-	2	58.7	3.1	5.1	5.6	-	0.0
Loans	-	27	277.1	17.1	5.8	6.5	-	0.0
Total/average	9.1	279	2,218.8	130.9	5.6	6.5	8.1	96.8

Notes:

1.
Third party valuations (RICS Red Book) have been undertaken by CBRE on direct property assets (other than Puerta del Sol and Postigo san Martin); loan portfolios have been fair-valued by Duff & Phelps in each case at 30 June 2015

2.	Includes three development sites in Spain and two in Ireland
Total portfolio: top ten assets1

	UK/			Approx area	Port. value[2]	EPRA NIY[3]	WAULT[4]	EPRA occup'y5
Asset	Ireland	City	Sector	(000 sq ft)	(£m)	(%)	(years)	(years)
Buckingham Palace Road	UK	London, SW1	Office	227	226.8	4.4	5.0	100
40/42 Mespil Road	Ireland	Dublin 4	Office	118	72.2	4.2	12.9	100
Friars Bridge Court	UK	London, SE1	Office	100	69.4	3.1	1.9	98.1
Russell Court	Ireland	Dublin 2	Office	139	65.1	5.1	10.0	100
Stillorgan S.C.	Ireland	Co. Dublin	Retail	143	62.8	6.2	6.3	99.6
Vantage/ Central Park	Ireland	Dublin 18	PRS[6]	259	59.9	3.9	-	86.8
Seafield House	UK	Aberdeen	Office	203	56.3	8.6	2.0	100
Baggot Plaza	Ireland	Dublin 4	Dev	-	49.1	0.0	-	0.0
Rubislaw House	UK	Aberdeen	Office	102	44.9	6.3	14.5	100
South Bank House	Ireland	Dublin 4	Office	62	40.3	4.9	15.7	100
Top ten assets				1,353	746.7	4.6	7.4	98.4

Notes:

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1. Excludes loans secured by real estate assets
2.    Third party valuations (RICS Red Book) have been undertaken by CBRE on direct property assets
3.    EPRA net initial yield: Annualised rental income based on the cash rents passing at the balance sheet date, less non-recoverable property operating expenses, divided by the portfolio value, (adding purchaser’s costs)
4.    WAULT to first break, calculated on commercial assets excluding hotels, residential and development properties
5.    Based on ERV
6.    Private rented sector residential

Total portfolio: Top ten tenants at 30 June 2015

	Annualised NOI (£m)	% of total rent
Telegraph Media Group	5.8	5.2
Bank of Ireland	3.3	3.0
KPMG	3.2	2.9
Conoco (UK) Ltd	3.0	2.7
Wincanton	2.8	2.6
HSBC Plc	2.8	2.5
Secretary of State for the Environment	2.6	2.3
Chevron North Sea Ltd	2.6	2.3
Marathon International Petroleum (GB) Ltd	2.3	2.1
Scripps Networks Interactive (UK) Ltd	2.3	2.1
Top ten tenants	30.6	27.8
Remaining tenants	79.7	72.2
Total	110.3	100.0
Lease expiry profile at 31 December 20151

	Number of leases expiring	Gross annual rent (£m)	% of total gross annual rent
2015	80	5.8	5.2
2016	72	8.8	8.0
2017	83	14.8	13.5
2018	59	10.1	9.2
2019	47	7.5	6.8
2020	54	5.7	5.2
2021	40	10.1	9.2
2022	23	3.1	2.8
2023	29	4.5	4.1
2024	33	4.1	3.7
Thereafter	146	35.4	32.2
	666	109.9	100.0
Notes:

1.	Commercial leases only – excludes residential, hotel and development assets, loan portfolios and other miscellaneous income

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